Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL BECAUSE IT WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

THE SECURITIES REPRESENTED BY AND ISSUED PURSUANT TO THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OR FOREIGN JURISDICTION. THE SECURITIES MAY NOT BE TRANSFERRED WITHOUT REGISTRATION UNDER SUCH LAWS OR THE AVAILABILITY OF AN EXEMPTION FROM REGISTRATION UNDER SUCH LAWS.

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

ABG-Vince LLC

Dated as of May 25, 2023

i

TABLE OF CONTENTS

(Continued)

TABLE OF CONTENTS

(Continued)

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

ABG-Vince LLC

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT is entered into as of the 25th day of May, 2023, by and among those parties whose names are set forth on the signature pages hereto.

RECITALS

WHEREAS, ABG (as defined below) and Vince (as defined below) agreed to form ABG-Vince LLC to acquire and operate the intellectual property rights acquired from Vince and its subsidiaries.

WHEREAS, on April 13, 2023, ABG Intermediate filed with the Delaware Secretary of State a Certificate of Formation of ABG-Viking, LLC, a limited liability company organized under the laws of the State of Delaware (the “Company”).

WHEREAS, on May 16, 2023, ABG Intermediate filed with the Delaware Secretary of State a Certificate of Amendment to change the name of the Company to ABG-Vince LLC.

WHEREAS, in connection with the transactions contemplated by the Purchase Agreement (as defined below), the parties hereto desire to amend and restate the terms of the Limited Liability Company Agreement previously entered into by the Company and ABG Intermediate (as defined below) (the “Former Agreement”) in order to: (i) provide for the management of the business and the affairs of the Company, the allocation of profits and losses, the distribution of cash of the Company among the Members, the rights, obligations and interests of the Members to each other and to the Company, and (ii) provide for certain other matters.

NOW, THEREFORE, the parties hereto do hereby amend and restate the Former Agreement in its entirety and agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. Capitalized terms used in this Agreement have the meanings specified in this Article or elsewhere in this Agreement. In referring to sections or provisions of the Code or Regulations, it is intended that the terms “partner” and “partnership” (or variations thereof) appearing therein shall be read, respectively, as Member or Company (or variations thereof).

“ABG” means Authentic Brands Group LLC, a Delaware limited liability company.

“ABG Intermediate” means ABG Intermediate Holdings 2 LLC, a Delaware limited liability company.

“ABG Member” means ABG Intermediate, and any of its Affiliates that hold Membership Interests of the Company in accordance with the terms hereof.

“ABG Shareholder” means each of (a) Leonard Green & Partners, L.P. and its Controlled Affiliates; (b) General Atlantic, LLC and its Controlled Affiliates; (c) BL Taurus LLC and its Controlled Affiliates; (d) Marilyn Holdings LP and its Controlled Affiliates; and (e) HPS Marilyn Subsidiary US II, L.P. and its Controlled Affiliates, in each case, for so long as such Person or its Controlled Affiliates continue to have representation (or the right to representation) on the board of directors of ABG or any Controlling holding company thereof.

“Act” means the Delaware Limited Liability Company Act, codified in the Delaware General Corporation Law, Section 18-101 et seq., as the same may be amended from time to time.

“Adjusted Capital Account” means, with respect to any Member, the balance in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(a) add to such Capital Account the amount that such Member is obligated to restore or is deemed to be obligated to restore pursuant to Treasury Regulations Section 1.704-1(b)(2)(ii)(c) or the penultimate sentence of each of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(b) subtract from such Capital Account such Member’s share of the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” means with respect to a specified Person: (a) any Person that directly or indirectly through one or more intermediaries, alone or through an affiliated group, Controls, is Controlled by, or is under common Control with, such specified Person; (b) any Person that is an officer, director, manager, managing member, partner or trustee of, or serves in a similar capacity with respect to, such specified Person (or an Affiliate of such specified Person); (c) any Person that, directly or indirectly, is the beneficial owner of ten percent (10%) or more of any outstanding voting equity securities of the specified Person; or (d) the spouse of the specified Person.

“Agreement” means this limited liability company agreement, as originally executed and as amended from time to time.

“Assignee” means a Person who has acquired a Member’s Membership Interest in the Company by way of a Transfer, but who has not been admitted as a Member.

“Bankruptcy” means, with respect to any Person, the occurrence of any of the following: (a) the institution of any proceedings under any federal or state law for the relief of debtors, including the filing by or against that Person of a voluntary or involuntary case under the United States Bankruptcy Code, which proceedings, if involuntary, are not dismissed within sixty (60) days after their filing; (b) an assignment of the property of that Person for the benefit of creditors; (c) the appointment of a receiver, trustee or conservator of any substantial portion of the assets of that Person, which appointment, if obtained ex parte, is not dismissed within sixty (60) days thereafter; the seizure by a sheriff, receiver, trustee or conservator of any substantial portion of the assets of that Person; (d) the failure by that Person generally to pay its debts as they become due within the meaning of Section 303(h)(1) of the United States Bankruptcy Code, as determined by the Bankruptcy Court; or (e) that Person’s admission in writing of its inability to pay its debts as they become due.

“BBA Rules” means Subchapter C of Chapter 63 of the Code (Sections 6221 et seq.), as amended by the Bipartisan Budget Act of 2015, as amended from time to time, and any Regulations and other guidance promulgated thereunder (and any corresponding state or local legislation enacted pursuant thereto or in connection therewith).

“Book Value” means, with respect to any asset of the Company, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a) the initial Book Value of any asset contributed by a Member to the Company shall be the value ascribed by the Company to such asset in determining the amount of such Member’s Initial Capital Contribution;

(b) the Book Value shall be adjusted in the same manner as would the asset’s adjusted basis for federal income tax purposes, except that the depreciation deduction taken into account each Fiscal Year for purposes of adjusting the Book Value of an asset shall be the amount of Depreciation with respect to such asset taken into account for purposes of computing Net Income or Net Loss for the Fiscal Year;

(c) the Book Value of any asset (other than cash) distributed to a Member by the Company shall be such asset’s gross fair market value at the time of such distribution, as determined by the Manager in good faith; and

(d) the Book Values of all Company assets immediately prior to the occurrence of any event described in subparagraphs (i) through (vi) below may, in the reasonable discretion of the Manager, be adjusted to equal their respective gross fair market values, as determined by the Manager in good faith using such reasonable method of valuation as it may adopt, as of the following times:

(i) the acquisition of a Membership Interest in the Company by a new Member or the acquisition of an additional Membership Interest in the Company by an existing Member, in either case in exchange for more than a de minimis Capital Contribution, if the Manager reasonably determines that such adjustment is necessary or appropriate to reflect the relative Membership Interests of the Members in the Company;

(ii) the distribution by the Company to a Member of more than a de minimis amount of Company assets as consideration for a Membership Interest in the Company;

(iii) the liquidation or dissolution of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g);

(iv) the grant of a Membership Interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a member capacity, or by a new Member acting in a member capacity or in anticipation of becoming a Member of the Company, if the Manager reasonably determines that such adjustment is necessary or appropriate to reflect the relative Membership Interests of the Members in the Company;

(v) the issuance by the Company of a noncompensatory option (other than an option for a de minimis interest), if the Manager reasonably determines that such adjustment is necessary or appropriate to reflect the relative Membership Interests of the Members in the Company; and

(vi) at such other times as the Manager shall reasonably determine to be necessary or advisable in order to comply with Regulations Sections 1.704-1(b) and 1.704-2.

(e) The Book Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Book Values shall not be adjusted pursuant to this subparagraph (e) to the extent that an adjustment pursuant to subparagraph (d) above is made in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (e).

“Business” means the business of (i) exploiting, promoting, advertising and licensing the Company IP; (ii) promoting and advertising the products or services of third Persons through the use or exploitation of the Company IP; or (iii) doing any and all other acts or things that may be incidental or necessary to the foregoing.

“Business Day” means any day that is not a Saturday, Sunday or other day on which the Federal Reserve Bank in New York, New York is closed.

“Capital Account” means, in respect of any Member, the account reflecting the capital interest of the Member in the Company, consisting of the Member’s Initial Capital Contribution and any additional Capital Contributions, maintained and adjusted for such Member in accordance with the provisions of Regulations Section 1.704-1(b)(2)(iv), and the provisions of this Agreement.

“Capital Contribution” means, with respect to any Member, the amount of money and the fair market value of any property (other than money) contributed to the Company (net of liabilities secured by such contributed property that the Company is considered to assume or take “subject to” under Code Section 752) with respect to the Membership Interest held by such Member. A Capital Contribution shall not be deemed a loan.

“Certificate of Formation” means the Certificate of Formation of the Company filed pursuant to Section 2.1.

“Change of Control” means any direct or indirect sale, transfer or assignment of a Member’s Membership Interests to any Person or group of Persons which results from a sale of equity securities of ABG or Vince, as applicable, or any respective parent or successor company of ABG or Vince, as applicable, (whether through a sale to third Persons, public offering of the equity securities of ABG, Vince or, with respect to ABG only, any parent or successor company of ABG, or otherwise).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the recitals.

“Company IP” means the intellectual property rights acquired, directly or indirectly, by the Company and its subsidiaries pursuant to the Purchase Agreement and other intellectual property rights acquired, directly or indirectly, by the Company and its subsidiaries following the date of this Agreement.

“Company Minimum Gain” has the meaning ascribed to the term “partnership minimum gain” in the Regulations Section 1.704-2(d).

“Company Representative” has the meaning set forth in Section 7.7(a).

“Controls,” “Control,” “Controlling” and “Controlled,” whether or not capitalized, means the power, directly or indirectly, to direct or cause the direction of the management and policies of a person or entity through ownership of voting securities, contract or otherwise.

“Covered Expenses” means only the following expenses of the Company incurred in connection with the operation of the Business: [***] (ix) management and the internal expenses of the Company incurred in connection with the enforcement of the licenses granted by the Company. The “Covered Expenses” shall not include any Separate Expenses.

“Covered Expenses Amount” means, with respect to any period of determination, an amount equal to the sum of (a) [***] of the Net Revenue for such period generated from the Vince License Agreement plus (b) [***] of the Net Revenue for such period generated from all third party licenses.

“Covered Transfer” has the meaning set forth in Section 8.7(a).

“Depreciation” means an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for the Fiscal Year or other period, except that if the Book Value of an asset differs from its adjusted tax basis at the beginning of the Fiscal Year or other period, Depreciation will be an amount which bears the same ratio to the beginning Book Value as the Federal income tax depreciation, amortization or other cost recovery deduction for the Fiscal Year or other period bears to the beginning adjusted tax basis; provided, however, that if the Federal income tax depreciation, amortization or other cost recovery deduction for the Fiscal Year or other period is zero, Depreciation will be determined by reference to the beginning Book Value using any reasonable method selected by the Manager acting in good faith.

“Domain Name License Agreement” means that certain Domain Name License Agreement, entered into and effective August 29, 2008, by and between Vince Waldron and Vince, and all amendments, modifications and supplements thereto, in each case, in the form and as in effect on the date hereof.

“Drag-Along Price” has the meaning set forth in Section 8.7(a).

“Drag-Along Right” has the meaning set forth in Section 8.7(a).

“Economic Risk of Loss” shall have the meaning specified in Regulations Section 1.752-2.

“Entity Taxes” means any U.S. federal, state, local and other taxes imposed on or payable by the Company or any subsidiary of the Company under the BBA Rules (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto).

“Fiscal Year” means the Company’s taxable year, which shall be the calendar year (except as otherwise required by Section 706 of the Code or the Treasury Regulations thereunder), and, as applicable, any partial year with respect to the taxable years in which the Company is organized and dissolved or terminated.

“Former Agreement” has the meaning set forth in the Recitals.

“Fully Exercising Member” has the meaning set forth in Section 9.2.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis throughout the term of this Agreement.

“Governmental Body” means any (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (b) federal, state, local, municipal, foreign, supranational or other government or (c) governmental, self-regulatory or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).

“Gross Revenues” means, with respect to any period of determination, the gross royalty revenue and marketing payments received by the Company, in each case derived from the Company IP or other activities of the Business and determined in accordance with the accounting practices and procedures utilized in the preparation of ABG’s audited financial statements.

“Guaranteed Minimum Royalties” has the meaning ascribed to it in the Vince License Agreement.

“Indemnified Parties” has the meaning set forth in Section 11.2(a).

“Initial Capital Contributions” has the meaning set forth in Section 3.2.

“Initial Members” means the Vince and ABG Intermediate.

“IP and G&A Services” means the following Company IP management services and general administrative services to be provided, in the Manager’s good faith discretion, by, or to be procured to be provided by, the Manager, in each case, solely on behalf of the Company: (i) negotiating new license or distribution agreements for the Company IP in all product categories and locations throughout the world; (ii) the management and enforcement of the Company’s licensing arrangements for the Company IP; (iii) the administration of the Company IP, including registrations and renewals of the Company IP and the enforcement of the Company IP against third Persons; (iv) the defense of the Company IP against any infringement claims; and (v) general and administrative services enumerated in the definition of “Covered Expenses.”

“IRS” shall mean the Internal Revenue Service and any successor agency or entity thereto.

“Issuance” has the meaning set forth in Section 9.1.

“Law” means any federal, state, local, municipal, foreign or international, multinational or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Liabilities” has the meaning set forth in Section 11.2(a).

“Major Decision” has the meaning set forth in Section 5.2.

“Majority-in-Interest” means Members holding more than fifty percent (50%) of the Percentage Interests.

“Management Services” means the IP and G&A Services and the Marketing Services.

“Manager” means the Person designated initially as such in Section 5.1(a) or such other Person as may be designated or become the Manager pursuant to the terms of this Agreement.

“Marketable Securities” means Securities that are (i) listed for trading on either the New York Stock Exchange or the Nasdaq, (ii) which may be sold by the Proposed Transferee following the consummation of the transactions contemplated by Section 8.7 without limitation as to volume or manner of sale and without registration under the Securities Act of 1933, as amended; provided, however, that a customary lock-up provision that applies identically to the Transferring Member and each Other Member with a term of not more than six (6) months from the date of consummation of the transactions contemplated by Section 8.7 shall not prevent a Security from qualifying as a “Marketable Security” for purposes of this definition.

“Marketing Services” means the following marketing services and promotional activities to be provided, in the Manager’s good faith discretion, by, or to be procured to be provided by, the Manager, in each case, solely on behalf of the Company: (i) certain (but not all) “Halo” marketing services; (ii) creative marketing and creative development; (iii) public relations; (iv) product-specific marketing campaigns; and (v) social media marketing campaigns.

“Member” means an Initial Member or a Person who otherwise acquires a Membership Interest and has joined this Agreement as a Member, as permitted under this Agreement and the Act, whose Membership Interest has not been terminated.

“Member Minimum Gain” has the meaning ascribed to the term “partner nonrecourse debt minimum gain” in Regulations Section 1.704-2(i)(2).

“Member Nonrecourse Debt” has the meaning ascribed to the term “partner nonrecourse debt” in Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Deductions” means items of Company loss, deduction, or Code Section 705(a)(2)(B) expenditures that are attributable to Member Nonrecourse Debt within the meaning of Regulations Section 1.704-2(i).

“Membership Interest” means a Member’s share of rights in the Company, including the Member’s collective rights to (a) its distributive share of Net Income, Net Loss and other items of income, gain, loss and deduction of the Company; (b) its distributive share of the assets of the Company; (c) vote and to participate in the management of the Company; (d) information concerning the business and affairs of the Company; and (e) all other benefits to which such Member may be entitled as provided in this Agreement or the Act.

“Must Spend Marketing” means, with respect to any period of determination, the amount of marketing and advertising payments actually received by the Company during such period from contractual counterparties which are required to be expended by the Company during such period or in the future on marketing and advertising.

“Net Cash” means, with respect to any period of determination, Net Revenue and other available cash as of the date of determination less the Covered Expenses Amount and any Separate Expenses due during the period of determination less an expense reserve meant to reflect the reasonably anticipated cash needs of the Company, which reserve shall be determined by the Manager reasonably and in good faith.

“Net Income” and “Net Loss” means, for each Fiscal Year of the Company (or other period for which Net Income and Net Loss must be computed), an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a) and the Regulations, and, for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss. The determination of Net Income and Net Loss pursuant to the previous sentence shall be subject to the following adjustments (without duplication):

(a) any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Income or Net Loss shall be added to such taxable income or loss;

(b) any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Net Income or Net Loss shall be subtracted from Net Income or Net Loss;

(c) gains or losses resulting from any disposition of a Company asset with respect to which gains or losses are recognized for federal income tax purposes shall be computed with reference to the Book Value of the Company asset disposed of, notwithstanding the fact that the adjusted tax basis of such Company asset differs from its Book Value;

(d) in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing the taxable income or loss, there will be taken into account Depreciation for such Fiscal Year or other period, computed in accordance with the definition of Depreciation;

(e) to the extent an adjustment to the adjusted tax basis of any asset included in Company assets pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s Membership Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for the purposes of computing Net Income and Net Loss;

(f) if the Book Value of any Company asset is adjusted pursuant to clause (d) of the definition of “Book Value,” the amount of the adjustment will be taken into account as gain or loss from the disposition of the asset for purposes of computing Net Income or Net Loss; and

(g) notwithstanding any other provision of this definition, any items of income, gain, loss or deduction that are specially allocated pursuant to Sections 4.2 and 4.8 shall not be taken into account in computing Net Income or Net Loss. The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Sections 4.2 and 4.8 hereof shall be determined by applying rules analogous to those set forth in this definition of Net Income and Net Loss.

“Net Revenue” means, with respect to any period of determination, the Gross Revenues actually received during such period, less (i) Must Spend Marketing, if any; and (ii) commissions paid by the Company during such period that are directly attributable to the Gross Revenues received during such period.

“Nonrecourse Liability” has the meaning set forth in Regulations Section 1.752-1(a)(2).

“Notice” means a written notice required or permitted under this Agreement. A Notice shall be deemed given or sent when deposited, as certified mail, return receipt requested, postage and fees prepaid, in the United States mails; when personally delivered to the recipient; or when transmitted by electronic means, and such transmission is electronically confirmed as having been successfully transmitted.

“Offered Interests” has the meaning set forth in Section 8.11(a).

“Option Period” has the meaning set forth in Section 8.11(b).

“Other Activities” has the meaning set forth in Section 5.6(a).

“Other Members” has the meaning set forth in Section 8.7(a).

“Participating Buyer” has the meaning set forth in Section 9.2.

“Participation Commitment” has the meaning set forth in Section 9.2.

“Participation Notice” has the meaning set forth in Section 9.1(a).

“Participation Portion” has the meaning set forth in Section 9.1(a).

“Percentage Interest” means, with respect to a Member, such Member’s Membership Interest expressed as a percentage interest, which shall be set forth opposite such Member’s name on Exhibit A attached hereto, and which shall be amended from time to time in accordance with the terms of this Agreement.

“Permitted Transferee” has the meaning set forth in Section 8.4.

“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, trust, unincorporated organization, government or any department, political subdivision or agency of a government.

“Pledge Agreement” has the meaning set forth in Section 8.9.

“Prime Rate” means a fluctuating interest rate per annum equal at all times to the interest rate published from time to time in The Wall Street Journal and designated therein as the prime rate.

“Proprietary Information” has the meaning set forth in Section 12.1.

“Proposed Buyer” has the meaning set forth in Section 8.11(a).

“Purchase Agreement” means that certain Intellectual Property Asset Purchase Agreement, dated April [•], 2023, by and among the Company, Vince, Vince Holding Corp. and ABG Intermediate.

“Regulations” means the income tax regulations promulgated by the United States Department of the Treasury and published in the Federal Register for the purpose of interpreting and applying the provisions of the Code.

“Regulatory Allocations” has the meaning set forth in Section 4.2(g).

“ROFR Offer Notice” has the meaning set forth in Section 8.11(a).

“ROFR Proposed Transaction” has the meaning set forth in Section 8.11.

“Securities” means any shares of capital stock, limited partnership interests, limited liability company interests, warrants, options, bonds, notes, debentures and other equity and debt securities of whatever kind of any Person, whether readily marketable or not.

“Selling Member” has the meaning set forth in Section 8.6(a).

“Separate Expenses” means all expenses of the Company and its subsidiaries that are not Covered Expenses, including, without limitation, any fees, costs or expenses paid by or on behalf of the Manager or any of its Controlled Subsidiaries (including the Company and any of its subsidiaries) to any third Person in connection with the provision or procurement of services in respect of the Business, including the following services: (i) the reasonable fees and expenses of outside counsel in connection with the enforcement or defense of the Company IP, (ii) the reasonable fees and expenses of outside counsel in connection with the enforcement of, or the resolution of any disputes relating to, the Company’s licensing arrangements; (iii) all payments made under the Domain Name License Agreement; and (iv) commissions or finders’ fees paid to third parties.

“Specified Covered Person” has the meaning set forth in Section 11.2(g).

“Specified Entities” has the meaning set forth in Section 11.2(g).

“Subject Securities” has the meaning set forth in Section 9.1.

“Tag-Along Buyer” has the meaning set forth in Section 8.6(a).

“Tag-Along Notice” has the meaning set forth in Section 8.6(a).

“Tag-Along Participant” has the meaning set forth in Section 8.6(b).

“Tag-Along Participation Notice” has the meaning set forth in Section 8.6(b).

“Tag-Along Transfer” has the meaning set forth in Section 8.6(a).

“Transfer” means and includes, in respect of a Membership Interest, or any element thereof, when used as a noun, any direct or indirect sale, hypothecation, pledge, assignment, attachment, gift or other disposition of a Membership Interest or any element thereof, and, when used as a verb, to, directly or indirectly, sell, hypothecate, pledge, assign, attach, bequest or otherwise dispose of a Membership Interest or any element thereof; provided, however, that notwithstanding any provision of this Agreement to the contrary, any Change of Control shall not be a “Transfer” pursuant to this Agreement and no limitations on “Transfer” set forth in this Agreement shall apply to any such sale.

“Transferee” means a Person who obtains or receives a Membership Interest or any element thereof by means of a Transfer.

“Transferring Members” has the meaning set forth in Section 8.7(a).

“Unit” means a unit of limited liability company interest, which represents a Membership Interest.

“Vince” means Vince, LLC, a Delaware limited liability company.

“Vince Acceptance Notice” has the meaning set forth in Section 8.11(b).

“Vince License Agreement” means that certain license agreement, dated concurrently herewith, between Vince and the Company.

“Vince Member” means Vince, and any of its Affiliates that hold Membership Interests of the Company in accordance with the terms hereof.

“Vince ROFR” has the meaning set forth in Section 8.11(a).

1.2 Rules of Construction. As used in this Agreement, except to the extent that the context otherwise requires: (a) the Section headings of this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof; (b) where the context or construction requires, all words applied in the plural shall be deemed to have been used in the singular, and vice versa; (c) the masculine shall include the feminine and neuter, and vice versa; and the present tense shall include the past and future tense and vice versa; (d) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated; (e) headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement; (f) whenever the words “include,” “includes” or “including” (or similar terms) are used in this Agreement they are deemed in all cases to be followed by the words “by way of illustration and not limitation”; (g) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement; (h) all terms defined in this Agreement have their defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein; (i) if any action is to be taken by any party hereto pursuant to this Agreement on a day that is not a Business Day, such action shall be taken on the next Business Day following such day; (j) references to a Person are also to its permitted heirs, successors and assigns; (k) references to “dollar” amounts or “$” shall mean United States dollars; and (l) the use of “or” is not an exclusive concept and may include both of the matters separated by the word “or.”

ARTICLE II

ORGANIZATIONAL MATTERS

2.1 Filing of Certificate of Formation. ABG Intermediate has formed the Company pursuant to the Act and, for that purpose, has caused the Certificate of Formation to be prepared, executed and filed with the Delaware Secretary of State on April 13, 2023. The Members agree that the rights, duties and liabilities of the Members and the Manager shall be as provided in the Act, except as otherwise expressly provided herein.

2.2 Name of Company. The name of the Company is “ABG-Vince LLC.” The Company may do business under that name and under any other name or names which the Manager selects. If the Company does business under a name other than that set forth in its Certificate of Formation, then the Company shall comply with any requirements of the Act or applicable law.

2.3 Address of Company. The principal executive office of the Company shall be situated at 1411 Broadway, 21st Floor, New York, New York 10018, or such other place or places as may be determined by the Manager from time to time.

2.4 Agent for Service of Process. The agent for service of process on the Company shall be Corporation Service Company, 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808, or such other agent as may be determined by the Manager from time to time.

2.5 Business Purposes. The purpose of the Company is to engage in any lawful act or activity for which a limited liability company may be organized under the Act; however, the primary purpose of the Company shall be to own and operate the Business and to do any and all other acts or things that may be incidental or necessary to carry on the Business.

2.6 Tax Treatment as Partnership. It is the intent of the Members that the Company shall always be operated in a manner consistent with its treatment as a “partnership” for Federal and State income tax purposes. Except as provided in the foregoing sentence, the Members intend the Company to be a limited liability company under the Act, and that they be Members, and not partners in a partnership. None of the Members, Manager, the Company or the Company Representative shall take any action inconsistent with the express intent of the parties hereto (including the making of any election pursuant to Treasury Regulations Section 301.7701-3(c) for the Company to be classified as an association taxable as a corporation for U.S. federal income tax purposes, or any similar election under any state, local or foreign tax Law).

2.7 Term of Company’s Existence. The term of existence of the Company commenced on the effective date of filing of the Certificate of Formation with the Delaware Secretary of State, and shall continue in perpetuity, unless sooner terminated by the provisions of this Agreement or as provided by Law.

2.8 Units. Each Membership Interest shall be represented by Units. The Company initially shall have one (1) authorized class of Units, and the Company shall have one class of Members. The Company has issued on the date hereof One Thousand (1,000) Units. The ownership by a Member of Units shall entitle such Member, among other entitlements, to allocations of Net Income and Net Loss and other items of income, gain, loss or deduction, and distributions of cash and other property, as set forth in Article IV. For purposes of this Agreement, Units held by the Company shall be deemed not to be outstanding. The Company may issue fractional Units and all Units shall be rounded to the third decimal place. The names of the Members shall be as set forth on Exhibit A attached hereto.

ARTICLE III

CAPITAL ACCOUNTS AND CAPITAL CONTRIBUTIONS

3.1 Capital Accounts.

(a) The Company shall maintain a Capital Account for each Member on the Company’s books and records in accordance with this Section 3.1. At any time, each Member’s Capital Account shall be equal to (i) such Member’s Capital Contributions, plus (ii) such Member’s allocable share of Net Income pursuant to Section 4.1 and any items in the nature of income or gain that are specially allocated to such Member pursuant to Sections 4.2 and 4.8, plus (iii) the amount of any Company liabilities assumed by such Member or that are secured by any property distributed to such Member, minus (iv) the amount of cash and the Book Value of any Company asset other than cash distributed to such Member, minus (v) such Member’s allocable share of Net Loss pursuant to Section 4.1 and any other items in the nature of deductions or losses that are specially allocated to such Member pursuant to Sections 4.2 and 4.8, and minus (vi) the amount of any liabilities of such Member assumed by the Company or that are secured by any property contributed by such Member to the Company.

(b) In determining the amount of any liability for purposes of Section 3.1(a) there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Treasury Regulations.

(c) If any Member Transfers all or a portion of its Units in accordance with the terms of this Agreement, the Transferee shall succeed to the Capital Account of the transferor to the extent such Capital Account relates to the Units.

(d) This Section 3.1 and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulation Sections 1.704-1(b) and 1.704-2 and shall be interpreted and applied consistently therewith. In the event that the Company is advised that it would be prudent to modify the manner in which the Capital Accounts, or any credits or debits thereto, are computed in order to comply with such Treasury Regulations, the Manager may, after consulting with the Vince Member in good faith, make such modification, on advice of accountants and legal counsel, provided such modification does not and is not likely to have a material effect on the amounts distributable to any Member. Notwithstanding the foregoing, in the event that both this Section 3.1(d) and Section 4.7 apply with respect to a modification, action or other circumstance, Section 4.7 (and not this Section 3.1(d)) shall control.

3.2 Capital Contributions. In exchange for their initial Membership Interests in the Company, on the date hereof, the Initial Members shall be deemed to have contributed cash or property to the Company in the amounts set forth opposite such Member’s name on Exhibit A hereto (the “Initial Capital Contributions”). Each Member shall initially own the number of Units, and have the initial Percentage Interest, in each case as set forth opposite such Member’s name on Exhibit A, which shall be amended from time to time in accordance with the terms of this Agreement. No Member shall be permitted to make, or be required to make, additional Capital Contributions without the consent of all the Members.

3.3 Return of Capital Contributions. Except in accordance with the terms of this Agreement, no Member shall be entitled to withdraw, or to receive a return of, any part of a Capital Contribution or to receive any distributions, whether of money or property, from the Company.

3.4 No Interest on Capital Contributions or Capital Accounts. Except as otherwise provided in this Agreement, no interest shall be paid on any Capital Contributions or on the balance of any Capital Account.

ARTICLE IV

PROFITS, LOSSES AND DISTRIBUTIONS

4.1 Allocations of Net Income and Net Loss.

(a) After giving effect to the special allocations set forth in Sections 4.2 and 4.8, Net Income, Net Loss and, to the extent necessary, individual items of income, gain, loss, deduction and credit, for any Fiscal Year or other relevant period shall be allocated among the Members in a manner such that the Adjusted Capital Account of each Member immediately after such allocation is, as nearly as possible, equal (proportionately) to the distributions that would be made to such Member pursuant to Section 10.2 if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Book Value, all Company liabilities were satisfied (limited with respect to each Nonrecourse Liability to the Book Value of the asset securing such liability), and the net assets of the Company were distributed in accordance with Section 10.2 immediately after such allocation, less such Member’s share of Company Minimum Gain and Member Minimum Gain.

(b) Except as required by the Code and the Treasury Regulations, any allocation of Net Loss pursuant to Section 4.1(a) shall not exceed the maximum amount of Net Loss that can be so allocated without causing such Member to have an Adjusted Capital Account deficit at the end of the Fiscal Year. In the event that some but not all of the Members would have Adjusted Capital Account deficits (or an increase in any existing Adjusted Capital Account deficit) as a result of an allocation of Net Loss pursuant to Section 4.1(a), the limitation set forth in this Section 4.1(b) shall be applied on a Member-by-Member basis and any Net Loss not allocable to any Member as a result of such limitation shall be allocated to the other Members in accordance with the positive balances in such other Members’ respective Capital Accounts so as to allocate the maximum permissible Net Loss to each Member under Regulations Section 1.704-1(b)(2)(ii)(d).

4.2 Regulatory Allocations. Notwithstanding any other provision of this Agreement, the following special allocations shall be made in the following order:

(a) Minimum Gain Chargeback. If there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such year (and, if necessary, for subsequent years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, as determined under Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 4.2(a) is intended to comply with the “minimum gain chargeback” requirements of Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(b) Chargeback Attributable to Member Nonrecourse Debt. If there is a net decrease in Member Minimum Gain during any Fiscal Year, each Member with a share of Member Minimum Gain at the beginning of such Fiscal Year shall be specially allocated items of income and gain for such Fiscal Year (and, if necessary, for subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Member Minimum Gain, determined in accordance with Regulations Section 1.704-2(i)(4) and (5). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2)(i). This Section 4.2(b) is intended to comply with the “partner minimum gain chargeback” requirements of Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c) Qualified Income Offset. If any Member unexpectedly receives any adjustment, allocation or distribution described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) which results in an Adjusted Capital Account deficit for the Member, such Member shall be allocated items of income and book gain in an amount and manner sufficient to eliminate such Adjusted Capital Account deficit as quickly as possible; provided, however, an allocation pursuant to this Section 4.2(c) shall be made if and only to the extent that such Member would have an Adjusted Capital Account deficit after all other allocations provided for in this Article IV have been tentatively made as if this Section 4.2(c) were not in the Agreement. This Section 4.2(c) is intended to constitute a “qualified income offset” as provided by Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(d) Member Nonrecourse Deductions. Member Nonrecourse Deductions shall be allocated among the Members who bear the Economic Risk of Loss for the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in the ratio in which they share Economic Risk of Loss for such Member Nonrecourse Debt. This provision is to be interpreted in a manner consistent with the requirements of Regulations Section 1.704-2(b)(4) and (i)(1).

(e) Nonrecourse Deductions. Any Nonrecourse Deductions (as defined in Regulations Section 1.704-2(b)(1)) for any Fiscal Year or other period shall be specially allocated to the Members in proportion to their Percentage Interests.

(f) Certain Additional Adjustments. To the extent that an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of its Membership Interest, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in accordance with their Membership Interests in the Company in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Members to whom such distribution was made in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(g) Regulatory Allocations. The allocations set forth in this Section 4.2 (the “Regulatory Allocations”) are intended to comply with certain requirements of the applicable Regulations promulgated under Code Section 704(b). Notwithstanding any other provision of this Article IV, the Regulatory Allocations shall be taken into account in allocating Net Income, Net Loss and other items of income, gain, loss and deduction to the Members for Capital Account purposes so that, to the extent possible, the net amount of such allocations of Net Income, Net Loss and other items shall be equal to the amount that would have been allocated to each Member if the Regulatory Allocations had not occurred.

4.3 Allocations of Built-in Items. In accordance with Code Sections 704(b) and 704(c) and the Treasury Regulations thereunder, income, gain, loss and deduction with respect to property actually or constructively contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members, as determined by the Manager in good faith, so as to take account of any variation at the time of the contribution between the tax basis of the property to the Company and the fair market value of that property; provided that any such allocation on account of any built-in gain existing with respect to Vince’s Capital Contribution on the date hereof will be effected using the “remedial method” pursuant to Regulations Section 1.704-3(d). Allocations of income, gain, loss and deduction pursuant to this Section 4.3 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, the Capital Account of any Member or the share of Net Income, Net Loss, other tax items or distributions of any Member pursuant to any provision of this Agreement.

4.4 Distributions of Net Cash.

(a) Subject to Section 10.2, the Net Cash (if any) for each Fiscal Year of the Company shall be distributed to the Members, no less than once per calendar quarter, in proportion to their respective Percentage Interests; provided, however, that in the event Vince (i) is in breach of its obligation to pay any earned Royalties or Guaranteed Minimum Royalties due under the Vince License Agreement (after receipt of notice and the applicable cure period under Section 9(a)(i)(A) of the Standard Terms of the Vince License Agreement); or (ii) fails to perform its indemnification obligations pursuant to Article VII of the Purchase Agreement, in each case, the Company shall be allowed to set off against any amounts payable to the Vince Member pursuant to this Section 4.4 (in one or more distributions) any amount which ABG Intermediate or its Affiliates is actually entitled to be paid by Vince pursuant to the Vince License Agreement or the Purchase Agreement, as the case may be, which amount(s) shall not be distributed to the Vince Member but shall instead be paid by the Company to the ABG Member or its applicable Affiliate, until such time that all amounts due by Vince under the Vince License Agreement or the Purchase Agreement, as applicable, are fully satisfied.

(b) In the event a Member Transfers any portion of its Membership Interests, any Distributions made to the applicable transferring Member with respect to such Transferred Membership Interests on or prior to such date of Transfer will be taken into account for purposes of determining the amount of Distributions payable to such transferee following the completion of such Transfer.

(c) Notwithstanding anything in this Agreement to the contrary, the Members and the Company acknowledge and agree that (i) in the event any amounts are paid to the Company in connection with its rights to indemnification under the Purchase Agreement (in its capacity as buyer thereunder) or the Vince License Agreement (in its capacity as licensor thereunder), any and all such amounts shall be distributed in accordance with the provisions of Section 4.4(a); and (ii) the ABG Member shall be entitled to enforce the rights set forth in Section 7.2 of the Purchase Agreement or Section 7(b) of the Vince License Agreement, as applicable, on behalf of the Company as though the ABG Member were the Company.

4.5 Varying Interests. For purposes of determining Net Income, Net Loss and any other items of income, gain, loss and deduction allocable to any Member for any period, Net Income, Net Loss and any such other items will be determined on a daily, monthly or other basis, as determined by the Manager acting in good faith, using any permissible method under Code Section 706 and the Treasury Regulations thereunder.

4.6 Withholding Taxes.

(a) The Company shall make tax payments on behalf of or with respect to, or withhold taxes from distributions or allocations to, any Member (“Tax Advances”) to the extent required by Law and shall promptly remit any such amounts to the appropriate Governmental Body. Any reduction of or withholding on any payment to the Company on account of taxes attributable to or with respect to a Member shall be treated as a Tax Advance with respect to such Member for all purposes of this Agreement. All Tax Advances made on behalf of or with respect to a Member (other than by way of withholding) shall be repaid to the Company by reducing the amount of the current or next succeeding distribution or distributions which would otherwise have been made to such Member, or, if such distributions are not sufficient for that purpose, by requiring such Member to promptly reimburse the Company for any amounts not previously repaid, in which case such Member shall so promptly reimburse the Company. Any reduction of a distribution otherwise payable to a Member pursuant to the immediately preceding sentence and any Tax Advances withheld by the Company from a distribution to a Member shall be treated for purposes of this Agreement as amounts actually distributed to such Member pursuant to Section 4.4.

(c) Survival; Interpretation. The provisions of this Section 4.6 shall survive the termination of any Member’s interest in the Company, the termination of this Agreement and the termination of the Company. For the avoidance of doubt, this Section 4.6 shall not apply to entity-level Taxes, which are the subject of Section 7.7.

4.7 No Restoration of Negative Capital Accounts. No Member shall be obligated to restore a Capital Account with a balance of less than zero.

4.8 Compliance with Laws and Regulations. It is the intent of the Members that each Member’s distributive share of Company tax items be determined in accordance with this Agreement to the fullest extent permitted by Code Sections 704(b) and 704(c). Therefore, notwithstanding anything to the contrary contained herein, if the Company is advised that the allocations provided in this Agreement are unlikely to be respected for Federal income tax purposes, the Manager, with the consent of each of the Members (which shall not be unreasonably withheld, conditioned or delayed), is hereby granted the power to amend the allocation provisions of this Agreement, on advice of accountants and legal counsel, to the minimum extent necessary to cause such allocation provisions to be respected for Federal income tax purposes.

ARTICLE V

MANAGEMENT

5.1 Management.

(a) Management by the Manager. In accordance with Section 18-401 of the Act, the business, property and affairs of the Company shall be managed, and all powers of the Company shall be exercised, by or under the direction of a single “manager” of the Company within the meaning of the Act. ABG Intermediate is hereby designated the initial Manager. Except for matters for which approval by the Members (or any particular Member(s)) is expressly required by this Agreement or the mandatory provisions of the Act, all decisions concerning the management, operation and policy of the Company’s business shall be made by the Manager and the Manager shall have exclusive authority, power and discretion to manage and control the business, property and affairs of the Company, to make all decisions regarding those matters and to perform any and all acts or activities customary or incident to the management, operation and policy of the Company’s business, property or affairs. For the purpose of clarification, each reference in the immediately preceding sentence to the word “business” includes, but is not limited to, the Business. Decisions of the Manager within its scope of authority shall be binding upon the Company and each Member (as such decision affects the Company and, therefore, each Member’s Membership Interest). Except for matters for which approval by any of the Members (or any particular Member(s)) is expressly required by this Agreement or the mandatory provisions of the Act, no Member shall have the right to vote on any matters concerning the affairs of the Company.

(b) Covered Expense Amount. In consideration of and subject to receipt of the Covered Expenses Amount, the Manager shall provide, or procure to provide, either directly or indirectly through an Affiliate or an unrelated third Person, the Management Services to the Company. The Company shall pay the Covered Expenses Amount once per quarter to ABG or one or more of its subsidiaries or designees, as designated by ABG in writing. Any payment of the Covered Expense Amount pursuant to this Section 5.1(b) will, for applicable income Tax purposes, be treated by the Company and the Manager as a fee paid by the Company to the Manager.

(c) Actions on Behalf of Company. Without limiting the generality of Section 5.1, but subject to the limitations set forth elsewhere in this Agreement, the Manager or its designee hereby is authorized and empowered to carry out and implement any and all of the following actions on behalf of the Company:

(i) to engage personnel, including the officers of the Company, and to do such other acts and incur such other expenses on behalf of the Company as it may deem necessary or advisable in connection with the conduct of the Business provided, that the Covered Expenses Amount shall be the total amount of expenses payable by the Company with respect to categories of expenses included in the Covered Expenses; provided, further, that the Manager shall provide, or shall cause one or more of its Affiliates to provide, such categories of services to the Company;

(ii) to engage independent attorneys, accountants, investment advisers, agents or other such Persons as it may deem necessary or advisable;

(iii) to open, maintain, conduct and close accounts, including depositary, custodial, brokerage, margin, client or discretionary accounts, with banks, brokers, investment advisers, or other Persons and to pay the fees and charges for transactions in such accounts;

(iv) to execute, deliver and perform such other contracts and agreements, and to enter into, perform and effectuate such other undertakings or transactions, as it may deem necessary or advisable for the conduct of the business of the Company;

(v) to act as the Company Representative; and

(vi) to perform all other services as are customary for the commercially effective operation of an owner and licensor of intellectual property used in connection with the production and sale of retail brands.

(d) Restriction on Members’ Authority. No Member is an agent of the Company solely by virtue of being a Member, and no Member except those members that are Managers as expressly provided herein, has the authority to act for or bind the Company, in each case, solely by virtue of being a Member.

(e) Devotion of Time and Effort as Manager. It is acknowledged that the Manager has other business interests to which it may devote part of its time. The Manager shall devote to the Company such time and efforts as are reasonably necessary and commercially reasonable to manage the affairs of the Company, it being understood that nothing herein shall require the Manager to devote its full time to the business and affairs of the Company. Nothing contained in this Agreement shall preclude the Manager or any of its employees or agents from acting as a director, stockholder, officer, official, consultant or employee of any Person, from receiving compensation for services rendered in connection with the foregoing, from acting as a principal or employee of any Person with whom the Company may contract for services or otherwise in accordance with the terms of this Agreement, or participating in profits derived from investments in any such Person, or from investing in any securities or other property for its, his or her own account, provided, that such participation or involvement shall not interfere with the performance by such Person of its, his or her duties for the Company or its, his or her obligations under this Agreement or any other agreement between such Person and the Company.

(f) Performance of Duties; Reliance. The Manager shall perform its managerial duties in good faith and in a manner it believes to be in, or not opposed to, the best interests of the Company and the Business. In performing its duties, the Manager shall be entitled to rely on information, opinions, reports or statements, including financial statements and other financial data, of any attorney, independent accountant or other Person as to matters which the Manager believes to be within such Person’s professional or expert competence unless the Manager has actual knowledge concerning the matter in question that would cause such reliance to be unwarranted.

(g) Exculpation. The Manager shall not be liable to the Company or any Members for any claims, costs, expenses, damages or losses arising out of or in connection with the performance of its duties as the Manager, or for any act or omission performed or omitted to be performed by the Manager in good faith and for a purpose believed by the Manager to be in, or not opposed to, the best interests of the Company and the Business, and pursuant to the authority granted to the Manager, as applicable, under this Agreement; provided, however, that the foregoing limitation shall not apply to any claims, costs, expenses, damages or losses attributable to the Manager’s fraud, gross negligence or willful misconduct. Subject to Section 5.1(f) and this Section 5.1(g), the Manager shall not be liable to any Member for claims, costs, expenses, damages or losses due to circumstances beyond the Manager’s control, including due to the negligence, dishonesty, bad faith or misfeasance of any employee, broker or other agent of the Company, provided that such employee, broker or other agent of the Company was selected in accordance with the first sentence of Section 5.1(f).

5.2 Major Decisions. Notwithstanding any other provision in this Agreement, for so long as the Percentage Interest of the Vince Member is at least [***], the Manager shall not be authorized to take, and shall not take or permit to be taken, any of the actions or make any of the decisions that are set forth below (each, a “Major Decision”), in each case solely as they relate to the Company or any of its subsidiaries (but solely to the extent such subsidiaries are expressly referenced), without the prior written consent of such Member:

(a) amend, modify or waive the Certificate of Formation or this Agreement;

(b) amend, modify or waive any governance document of the Company or any of its subsidiaries (other than the Certificate of Formation or this Agreement), to the extent such amendment, modification or waiver could reasonably be expected to materially and adversely or adversely and disproportionately impact the Vince Member;

(c) [***]

(d) [***]

(e) alter the primary purpose of the Company set forth in Section 2.5 or enter into any new line of business outside the scope of the Business;

(f) enter into, amend, modify or waive any agreement, arrangement or understanding between or among (i) the Company, on the one hand, and (ii) any of the following Persons, on the other hand: (A) other than with respect to the services, fees and expenses included in the Covered Expenses, ABG or any Controlled Affiliate of ABG (other than the Company) or (B) any ABG Shareholder, except, in the case of each of the foregoing, on terms equivalent to or more favorable than those that would result from an arm’s length transaction with an unaffiliated third Person;

(g) enter into or effect, or cause or permit the Company or any of its subsidiaries to enter into or effect, any acquisition or acquisitions in excess of [***] in the aggregate per calendar year;

(h) effect any material change in the accounting policies, practices or principles of the Company or any of its subsidiaries, other than as required by changes in GAAP or in interpretations thereof;

(i) [***];

(j) place the Company or any of its subsidiaries into Bankruptcy;

(k) dissolve, liquidate or wind-up of the Company or any of its subsidiaries;

(l) for each Fiscal Year of the Company, allocate taxable income or loss to the Members other than as provided in Section 4.3;

(m) change the U.S. federal income tax classification of the Company from a partnership to an association taxable as a corporation, or cause any material amount of the Company’s assets to be owned by (or by a subsidiary of) a subsidiary that is classified as an association taxable as a corporation for U.S. federal income tax purposes;

(n) change the limited liability company structure, jurisdiction or type of entity of the Company;

(o) settle or compromise any audit of the Company’s federal income tax returns or make any affirmative tax election (other than tax elections otherwise specifically addressed in this Agreement, except Section 7.6) to the extent such settlement, compromise or election, as applicable, could reasonably be expected to have a materially disproportionate and materially adverse impact on Vince based solely on its Membership Interest in the Company; or

(p) commit or agree in writing to do any of the foregoing.

Notwithstanding anything to the contrary in this Agreement, (i) nothing in Section 5.2(c) or Section 5.2(n) shall be deemed to require the consent of the Vince Member in connection with any transaction effected in accordance with Section 8.7 and (ii) Section 5.2(c) shall continue to apply for so long as the Vince Member is a party to this Agreement.

5.3 Officers.

(a) The Manager may appoint officers of the Company in its discretion, which may include a chief executive officer, chief financial officer, one or more vice presidents, a secretary and one or more assistant secretaries. The Manager may choose such other officers and agents, as it shall deem necessary, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Manager.

(b) Any number of offices may be held by the same person. The officers of the Company shall be empowered to carry out the day-to-day operations of the Company and to implement the actions authorized by the Manager. Any officer may be removed either with or without cause by the Manager at any time. Any officer may resign at any time by giving written notice to the Manager. No officer need be a Member. The officers of the Company as of the date hereof are set forth on Schedule A hereto.

5.4 Title to Assets. The Manager shall cause all assets of the Company (including all intellectual property assets) to be held in the name of the Company.

5.5 Resignation and Removal of the Manager. The Manager may voluntarily resign at any time by giving written notice to the Members. The Manager may only be removed without cause pursuant to an affirmative vote of Members holding in the aggregate at least a Majority-in-Interest.

5.6 Business Opportunities; Conflicts of Interest. Each Member, for itself or through one or more Affiliates, Affiliates (including through such Member and its Affiliates’ equityholders, directors, officers, partners or employees), and each officer of the Company at any time may engage in, conduct and own interests in, or otherwise participate or benefit from other commercial transactions, business ventures and/or investment interests of any and every type and description, independently or with others (including ones which are or may be in competition with the Company) separate and apart from the Company and the Business (collectively, “Other Activities”) with no obligation to offer or present to the Company or any other Member, Manager or officer the right to participate therein, and neither the Company, nor the Manager, nor any other Member shall, by virtue of this Agreement, have any interest in or right of any such Other Activities or the proceeds therefrom.

5.7 Fiduciary Duties. All duties (including fiduciary duties) of the Manager, the Members and the officers of the Company are hereby irrevocably and unconditionally waived to the fullest extent permitted by law, except for those duties specifically set forth in this Agreement and the implied contractual covenant of good faith and fair dealing. Without limiting the generality of the foregoing, in determining whether to vote for or against a particular matter requiring a Member’s vote or consent, a Member may act in and consider such Member’s best interest and shall not be required to act in the best interest of the Company or other Members.

ARTICLE VI

MEMBERSHIP

6.1 Members and Voting Rights. Except as expressly set forth in this Agreement, no Member shall have any rights or preferences in addition to or different from those possessed by any other Member. Members shall have the right to vote upon all of those matters as to which this Agreement or the Act requires such Member action. Each Member shall vote in proportion to his, her or its Percentage Interest as of the governing record date, determined in accordance with Section 6.3. Unless otherwise provided in this Agreement, actions of Members shall be pursuant to the prevailing vote of a Majority-in-Interest. Unless otherwise expressly provided in this Agreement, no Member shall be prohibited from voting merely by reason of the fact that the Member would be voting on a matter of particular interest to that Member.

6.2 Admission of Additional Members. Except as expressly set forth in this Agreement and subject to Article IX, additional or new Members may be admitted only with the approval of the Manager.

6.3 Record Dates. The record date for determining the Members entitled to Notice at any meeting or to vote, or entitled to receive any distribution, or to exercise any right in respect of any other lawful action, shall be the date set by the Manager.

6.4 Membership Certificates. The Company may, but shall not be required, to issue certificates evidencing Units to Persons who, from time to time, are Members of the Company; provided, that once such certificates have been issued, they shall continue to be issued as necessary to reflect current Units held by Members. Certificates shall be in such form as may be approved by the Manager, shall be manually signed by the Manager, and shall bear conspicuous legends evidencing the restrictions on transfer described in, and the purchase rights of the Company and Members set forth in, Article VIII. All issuances, reissuances, exchanges and other transactions in Units involving Members shall be recorded in a permanent ledger as part of the books and records of the Company. The failure of any person signing as Manager to continue to be Manager shall not affect the validity of the certificates.

6.5 Meetings: Call, Notice and Quorum. The Company shall not be required to hold an annual meeting of Members. Special meetings of the Members may be called at any time by the Manager or either Initial Member, for the purpose of addressing any matters on which the Members may vote by delivering Notice to the Members. Meetings may be held at the principal executive office of the Company or at such other location as may be designated by the Manager. Following the call of a meeting, the Manager shall give Notice of such meeting not less than five (5) or more than sixty (60) days prior to the date of the meeting to all Members entitled to vote at the meeting. The Notice shall state the place, date, and hour of the meeting and the general nature of business to be transacted. No other business may be transacted at the meeting. A quorum at any meeting of Members shall consist of a Majority-in-Interest, represented in person or by proxy. The Members present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Members to leave less than a quorum, if the action taken, other than adjournment, is approved by the requisite Percentage Interests as specified in this Agreement or the Act.

6.6 Adjournment of Meetings. A meeting of Members at which a quorum is present may be adjourned to another time or place and any business which might have been transacted at the original meeting may be transacted at the adjourned meeting. If a quorum is not present at an original meeting, that meeting may be adjourned by the vote of a Majority-in-Interest represented at that meeting either in person or by proxy. Notice of the adjourned meeting need not be given to Members entitled to Notice if the time and place thereof are announced at the meeting at which the adjournment is taken, unless the adjournment is for more than forty-five (45) days, or if, after the adjournment, a new record date is fixed for the adjourned meeting, in which cases Notice of the adjourned meeting shall be given to each Member of record entitled to vote at the adjourned meeting in the manner provided in Section 6.5.

6.7 Waiver of Notice. The transactions of any meeting of Members, however called and noticed, and wherever held, shall be as valid as though consummated at a meeting duly held after regular call and notice, if a quorum is present at that meeting, either in person or by proxy, and if, either before or after the meeting, each of the persons entitled to vote, not present in person or by proxy, signs either a written waiver of notice, a consent to the holding of the meeting, or an approval of the minutes of the meeting. Attendance of a Member at a meeting shall constitute waiver of notice, except when that Member objects, at the beginning of the meeting, to the transaction of any business on the ground that the meeting was not lawfully called or convened. Attendance at a meeting is not a waiver of any right to object to the consideration of matters required to be described in the notice of the meeting and not so included, if the objection is expressly made at the meeting.

6.8 Proxies. At all meetings of Members, a Member may vote in person or by proxy, which must be in writing. Such proxy shall be filed with the Manager before or at the time of the meeting, and may be filed by e-mail transmission to the Manager at the principal office of the Company or such other address as may be given by the Manager to the Members for such purposes.

6.9 Participation in Meetings by Conference Telephone. Members may participate in a meeting through use of conference telephone or similar communications equipment, so long as all Members participating in such meeting can hear one another. Such participation shall be deemed attendance at the meeting.

6.10 Action by Members Without a Meeting. Any action that may be taken at any meeting of the Members may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by Members owning all of the issued and outstanding Units.

ARTICLE VII

ACCOUNTING AND FINANCIAL REPORTING; TAX MATTERS

7.1 Accounts and Accounting. Proper and complete books of account and records of the Company’s business, in which each Company transaction shall be fully and accurately entered, shall be kept at the Company’s principal executive office, and at such other locations as the Manager shall determine from time to time, and shall be open to inspection and copying by each Member or his, her or its authorized representatives upon reasonable Notice and for a proper purpose during normal business hours or shall be copied and delivered by Manager to the requesting Member promptly following a request therefor. The costs of such inspection, copying and delivery shall be borne by the Member.

7.2 Accounting. The financial statements of the Company shall be prepared in accordance with GAAP and certified by the Company’s chief financial officer. The annual accounting period of the Company shall be its Fiscal Year.

7.3 Records. At all times during the term of existence of the Company, and beyond that term if the Manager deems it necessary, the Manager shall keep or cause to be kept the books of account referred to in Section 7.1, together with:

(a) a current list of the full name and last known business or residence address of each Member, together with the Capital Contributions and the share in Net Income and Net Loss of each Member;

(b) a copy of the Certificate of Formation and all amendments thereto;

(c) copies of the Company’s Federal, state, and local income tax or information returns and reports, if any, for the six (6) most recent taxable years, if available;

(d) an executed counterpart of this Agreement, as amended from time to time;

(e) copies of all written consents of the Members which are required pursuant to the terms of this Agreement;

(f) copies of the financial statements of the Company for the six (6) most recent Fiscal Years, if available;

(g) the books and records of the Company as they relate to the Company’s internal affairs for the current and past four (4) Fiscal Years of the Company;

(h) [***]; and

(i) copies of all registrations of Company IP.

7.4 Member’s Rights to Records.

(a) Upon the request of any Member, for purposes reasonably related to the interest of such Member, the Manager shall cause to be promptly delivered to such Member, at the expense of such Member, (i) a copy of the information required to be maintained pursuant to Section 7.3, and (ii) estimates of third-party costs and expenses, including of any Separate Expenses, to the extent available.

(b) The Manager shall cause to be promptly furnished to each Member a copy of any amendment to the Certificate of Formation.

(c) Notwithstanding the foregoing, the Company shall not be obligated to disclose any information to the extent such disclosure would breach any contractual obligations of the Company or any subsidiary thereof, violate any Law or jeopardize any attorney-client privilege.

7.5 Financial and Other Reports.

(a) Governmental Reports. The Manager shall cause to be filed all documents and reports required to be filed with any Governmental Body in accordance with the Act.

(b) Financial Reports. The Manager shall cause to be sent to each Member (a) not later than thirty (30) days after the close of each Fiscal Year, the Company’s unaudited financial statements for that Fiscal Year, including a balance sheet as of the end of that Fiscal Year and an income statement and statement of changes in financial position for that Fiscal Year, and (b) within thirty (30) days after the end of each of the first three (3) fiscal quarters of each Fiscal Year, the Company’s unaudited financial statements for such fiscal quarter, including a balance sheet as of the end of that fiscal quarter and an income statement and statement of changes in financial position for such fiscal quarter, all of the foregoing to be prepared in accordance with GAAP. The financial statements for each period will show (i) the applicable Covered Expenses Amount for such period and (ii) the amount of the Separate Expenses for such period, including reasonably sufficient detail with respect to the transactions underlying such Separate Expenses.

(c) Tax Reports. The Manager shall cause to be prepared, at the Company’s expense, information necessary for the preparation of the Members’ tax returns. As soon as practicable following the end of each Fiscal Year of the Company. The Manager shall send or cause to be sent to each Member such information as is necessary for Members to timely complete their tax returns; provided that the Company shall use commercially reasonable efforts to provide (i) tax estimates to each Member on or before (A) the date five (5) days prior to each estimated tax due date for such Member, and (B) March 31 of the calendar year following each Fiscal Year and (ii) a final K-1 on or before September 15 of the calendar year following each Fiscal Year. The Company shall promptly provide Vince with any other tax information reasonably requested by Vince; provided, that the Company is not prohibited by applicable law from providing such information and such information is reasonably available to the Company and can be provided to Vince without undue effort.

7.6 Tax Elections. Decisions regarding tax elections of the Company not otherwise specifically addressed in this Agreement shall be made by the Manager, subject to Section 5.2.

7.7 Certain Tax Matters.

(a) Designation of Company Representative.

(i) ABG Intermediate is hereby designated as the “partnership representative” of the Company as such term is defined under the BBA Rules (the “Company Representative”). In the event of the resignation or unavailability of the then-current Company Representative, a successor or replacement shall be designated as determined by the Manager in good faith; provided, that if such designee is not an Affiliate of the ABG Member, such successor or replacement shall be designated by the ABG Member subject to reasonable approval by the Vince Member. The Company Representative may engage such professional advisors as it may deem appropriate in carrying out its duties. The Company Representative shall in good faith perform the obligations and functions required of a partnership representative to the extent and in the manner provided by applicable Code sections and Treasury Regulations. The Company Representative shall be entitled to cause the Company to elect the application of Section 6226 of the Code and, except as otherwise provided in Section 5.2, make any other decision or election or take any action pursuant to the BBA Rules.

(ii) Any Member (including any former Member) that is in dispute with any taxing authority in relation to a matter relating to the Company shall notify the Company Representative within thirty (30) days or as promptly as practicable thereafter following the occurrence of the dispute, and if the Company Representative reasonably determines that the matter is of material relevance to the tax position of the Company, such Member shall consult in good faith with the Company Representative (or any advisor appointed by the Company Representative for the purpose) as to how that dispute is to be handled. Any Member (including any former Member) that enters into a settlement agreement with respect to any Company item shall notify the Company Representative of such settlement agreement and its terms within thirty (30) days or as promptly as practicable thereafter following such agreement. The Company shall reimburse the Company Representative for all reasonable out-of-pocket expenses incurred by the Company Representative including reasonable fees of any professionals or attorneys, in carrying out its duties as the Company Representative.

(b) Entity Taxes.

(i) If any Entity Taxes are imposed on or otherwise payable by the Company (including the Company’s share of Entity Taxes imposed on any subsidiaries of the Company), the Company Representative shall allocate among the Members and former Members such Entity Taxes in a manner it determines in its good faith discretion to be fair and equitable, taking into account (a) any modifications attributable to a Member or former Member pursuant to the BBA Rules (if applicable) and (b) the proportionate interests of such Members and former Members in the Company during the applicable taxable period. To the extent that a portion of the Entity Taxes for a prior year relates to a former Member, the Company may require such former Member (and its successor or transferee in interest) to pay to the Company an amount equal to its allocable portion of such Entity Taxes (which shall not be treated as a Capital Contribution, and no additional Units will be issued to such former Member or its successor or transferee in interest in respect thereof). Notwithstanding the foregoing, if the Company Representative in good faith determines that seeking a payment from a former Member is not practicable or that seeking such payment has failed, the Company Representative may require the Member that acquired directly or indirectly from such former Member the interest in the Company associated with such portion of the Entity Taxes to pay such amount to the Company. Each Member acknowledges and agrees that, notwithstanding the Transfer of all or any portion of its interest in the Company, it will remain liable for Entity Taxes with respect to its allocable share of income and gain of the Company for the Company’s taxable years (or portions thereof) before such Transfer pursuant to this Section 7.7(b).

(ii) Each Member (including each former Member or its successors or transferees in interest, as applicable) shall pay to the Company in immediately available funds by wire transfer its allocable share of any Entity Tax within five (5) days following written notice by the Company that payment of such amounts to the appropriate Governmental Body is due, provided that no such payment will be required earlier than ten (10) days prior to the due date for payment of such amounts to the appropriate Governmental Body. Any deficiency for taxes imposed on any Member (including penalties, additions to tax or interest imposed with respect to such taxes and taxes imposed pursuant to Section 6226 of the Code) shall be timely paid by such Member, and, if required to be paid (and actually paid) by the Company, shall be recoverable by the Company pursuant to the preceding sentence. Any payments to the Company pursuant to the foregoing provisions of this paragraph shall not increase such Member’s Capital Contribution and no additional Units will be issued to such Member (or such former Member or successor or transferee in interest, as applicable) in respect thereof, and any such payment shall be payable notwithstanding the termination of the Company. In lieu of the foregoing, the Company may, in the good faith discretion of the Manager, pay any Entity Tax imposed on or otherwise payable by the Company and treat such payment, to the extent such payment is allocable to a Member pursuant to this Section 7.7, as an advance to such Member to be repaid by such Member by reducing the amount of the current or next succeeding distribution or distributions which would otherwise have been made to such Member or, if such distributions are not sufficient for that purpose, by so reducing the proceeds of liquidation otherwise payable to such Member. If a Member reimburses its share of an Entity Tax by having the amount of a distribution (or distributions) reduced as described in the preceding sentence, for all other purposes of this Agreement, such Member shall be treated as having received all distributions (whether before or upon termination) unreduced by the amount of such Entity Tax and interest thereon. Any payments required pursuant to this Section 7.7 that are not made before the date on which the payment to such Government Body is due shall bear interest at a rate equal to the Prime Rate as of such due date, plus 2.0% per annum.

(iii) The Members (and former Members) agree to take all actions and provide any information reasonably requested by the Company or the Company Representative to comply with the BBA Rules.

(iv) In the event of an adjustment with respect to any Company tax item attributable to or otherwise affecting a Member (or a former Member), the Company and the Company Representative shall use their reasonable efforts to cause to be timely delivered to such Member (or former Member) such information with respect to the Company as may be reasonably necessary for the preparation or amendment of such Member’s (or former Member’s) U.S. federal, state and local tax returns.

(c) Survival. The provisions of this Section 7.7 shall survive the termination of any Member’s interest in the Company, the termination of this Agreement and the termination of the Company and shall remain binding on each Member, the Company and the Company Representative for the period of time necessary to resolve with the IRS all federal income tax matters relating to the Company.

ARTICLE VIII

WITHDRAWAL OF MEMBERS;

TRANSFERS OF MEMBERSHIP INTERESTS

8.1 Transfer and Assignment of Interests. Except for Transfers made pursuant to Sections 8.4, 8.6, 8.7 and 8.9, or a Transfer of Units held by the Vince Member or one or more of its Permitted Transferees to the ABG Member that is effectuated pursuant to Section 10(a)(ii) of the Standard Terms of the Vince License Agreement and/or the Pledge Agreement, and subject to the requirements of this Article VIII, Membership Interests shall only be Transferred upon the prior written approval of the Manager. Except for Transfers made in accordance with Section 8.4, no direct Transfer of Membership Interests to a Person not already a Member of the Company shall be deemed completed until the prospective Transferee is admitted as a Member of the Company in accordance with Section 6.2 of this Agreement. After the consummation of any Transfer of any part of a Member’s Membership Interests, the Membership Interests so Transferred shall continue to be subject to the terms and provisions of this Agreement (provided, that any consent rights of the Vince Member set forth in this Agreement shall only transfer to a Transferee of the Vince Member’s Membership Interests hereunder in accordance with Section 8.3(b)) and any further Transfers shall be required to comply with all the terms and provisions of this Agreement.

8.2 Further Restrictions on Transfer of Interests. In addition to other restrictions contained in this Agreement, except for any Transfer pursuant to Section 8.6 or Section 8.7, no Member shall Transfer all or any part of its Membership Interest: (a) without compliance with all federal and state securities laws to the extent applicable; (b) if such Transfer would affect the Company’s existence or qualification as a limited liability company under the Act; (c) if the Manager determines that such Transfer would cause the Company to lose its status as a partnership for federal income tax purposes; (d) if such Transfer would cause the Company to be required to register as an investment company under the Investment Company Act of 1940, as amended; (e) unless the Manager determines that such Transfer would not result in the Company being treated as a “publicly traded partnership” within the meaning of Code Section 7704; (f) unless the transferring Member and the Assignee have provided the Company with either (A) a fully completed and executed IRS Form W-9 or a certificate reasonably satisfactory to the Manager evidencing that no withholding is required under Section 1446(f) of the Code or (B) a certificate of the amount realized by the transferring Member for such interest and the original or a certified copy of a receipt issued by the U.S. Department of Treasury evidencing the payment of the tax withheld under Section 1446(f) of the Code in respect of the amount realized by the transferring Member for such interest (plus any interest and penalties) or other evidence of such payment, in each case, reasonably satisfactory to the Manager; (g) to any Person (other than to an Affiliate of a Member) primarily engaged in any line of business competitive with (1) the Business or any other material lines of business that the Company is actively developing as of the time of determination or (2) the business of licensing, sourcing, marketing, distributing and designing footwear, handbags, accessories and/or apparel; and (h) unless the transferor pays all expenses reasonably incurred by the Company, including reasonable attorneys’ fees and costs, in connection with such Transfer.

8.3 Substitution of Members.

(a) An Assignee of a Membership Interest shall have the right to become a substitute Member only if: (i) the requirements of Sections 8.1 and 8.2 are met; and (ii) the Assignee executes an instrument reasonably satisfactory to the Members accepting and adopting the terms and provisions of this Agreement as such were applicable to the transferring Member at the time of transfer. The admission of an Assignee as a substitute Member shall not result in the release of the Member who assigned the Membership Interest from any liability that such Member may have to the Company.

(b) In the event the Vince Member Transfers all of its Percentage Interest in the Company held as of the date hereof as may be adjusted from time to time as a result of any Transfer effected pursuant to Section 8.7, to a third party Transferee, such third party Transferee shall be entitled to enforce (subject, for the avoidance of doubt, to the thresholds set forth in Sections 5.2 and 5.3) all of the rights of the Vince Member set forth in this Agreement as though it were the Vince Member.

8.4 Permitted Transfers. Notwithstanding the provisions of Sections 8.1 and 8.6, all or any part of the Membership Interest of any Member may be Transferred, with or without consideration, by gift, sale, by operation of law, upon termination of trust, upon death or other voluntary or involuntary conveyance, subject to compliance with Section 8.2 to the Company or a corporation, partnership, limited liability company or other entity that is a wholly-owned Affiliate of that Member; provided, that the Transferring Member shall provide prior written notice to the other Members of such Transfer and, provided, further, that such Transferring Member shall remain responsible for or otherwise guarantee performance of the obligations under this Agreement by such Transferee. Any Transferee(s) permitted under the preceding sentence (a “Permitted Transferee”) shall hold the Transferred Membership Interest or part thereof subject to all the provisions of this Agreement and shall execute and deliver to the Company a joinder to this Agreement, in form and substance acceptable to the Manager, upon the consummation of such Transfer.

8.5 Effective Date of Permitted Transfers. Any permitted Transfer of all or any portion of a Member’s Membership Interest shall be effective on the day following the date upon which the requirements applicable to such Transfer pursuant to this Agreement have been satisfied. The Member that is a party to the permitted Transfer shall provide all other Members with written notice of such Transfer as promptly as possible after the requirements applicable to such Transfer pursuant to this Agreement have been met.

8.6 Tag-Along Rights.

(a) In the event that the ABG Member (the “Selling Member”) agrees to Transfer any of the Membership Interest then held by the ABG Member (other than a Transfer or series of Transfers to strategic investors (as determined by the Manager acting in good faith) in an aggregate amount (when taken together with prior Transfers by any ABG Member) not to exceed [***] of the Membership Interest held by the ABG Member on the date of this Agreement) to any Person or group of Persons other than another Member (a “Tag-Along Buyer”) or other than pursuant to Section 8.4, the Selling Member must first notify the other Members in writing (a “Tag-Along Notice”) of such intended Transfer at least twenty (20) days prior to the proposed date for the consummation of such Transfer; which notice will contain all of the terms of the proposed Transfer including the name and address of the prospective purchaser(s), the purchase price (which is to be determined on the basis of all consideration paid or to be paid in connection with such Transfer), a description of any non-cash consideration in sufficient detail to permit the valuation thereof, other terms and conditions of payment (or the basis for determining the purchase price and other terms and conditions), and any other material terms and conditions of the proposed Transfer, together with a copy of any agreement proposed to be executed in connection therewith, and the date on or about which such sale is anticipated to be consummated and the Membership Interests are to be Transferred.

(b) Within twenty (20) days (the “Tag-Along Period”) after receipt of the Tag-Along Notice, (the “Tag-Along Participation Notice”) each other Member shall have the option, exercisable by written notice to the Selling Member to participate in the proposed Transfer (such Transfer, a “Tag-Along Transfer” and such other Members, each a “Tag-Along Participant”). The failure to provide such notice within such twenty (20) day period shall be deemed to constitute an irrevocable waiver by such Tag-Along Participant of the right to Transfer any Membership Interests in connection with the proposed Transfer described in such Notice of Transfer. In the event the Tag-Along Buyer is unwilling to purchase all of the Selling Member’s Membership Interests and all of the Tag-Along Participants’ Membership Interests, then each of the Selling Member and each of the Tag-Along Participants will be entitled to sell to the Tag-Along Buyer, Units in an amount determined by multiplying the total number of Units which are to be purchased by the Tag-Along Buyer by a fraction, the numerator of which is the Percentage Interest of such Member and the denominator of which is the aggregate Percentage Interests held by the Selling Member and the Tag-Along Participants together.

(c) At the closing of any proposed Tag-Along Transfer the Tag-Along Participants shall deliver, free and clear of all liens (other than restrictions on transfer under applicable securities laws), to the Tag-Along Buyer, the applicable Membership Interests to be Transferred and shall receive in exchange therefore, pro-rata based upon Percentage Interests sold, the consideration to be paid or delivered by the Tag-Along Buyer as described in the Tag-Along Notice; provided, that (1) each Tag-Along Participant will receive the same form of consideration for their Units of such class or series as is received by other holders in respect of their Units of such same class or series of and (2) each holder of Units will receive the same amount of consideration per Unit as is received by other holders in respect of their Units.

(d) The Selling Member shall have sixty (60) days following the expiration of the Tag-Along Period in which to Transfer the Membership Interests described in the Tag-Along Notice, on the terms set forth in the Tag-Along Notice. If at the end of such sixty (60) day period, the Selling Member has not completed such Transfer, the Selling Member may not then effect a Transfer of Membership Interests that would be subject to this Section 8.6 without again fully complying with the provisions of this Section 8.6.

(e) The exercise or non-exercise of the rights of the Tag-Along Participants hereunder to participate in one or more sales of Membership Interests made by Selling Member hereunder shall not affect their rights to participate in subsequent sales by Selling Member that meet the conditions specified in this Section 8.6.

(f) No Member shall be required to agree to any restrictive covenant in connection with any Tag-Along Transfer (including any covenant not to solicit or hire customers, employees or suppliers of the Company); provided, that any Tag-Along Participant shall be required to agree to customary non-solicitation agreements to the extent reasonably requested by the Tag-Along Buyer and to the extent any such non-solicitation agreement is not on terms that are less favorable than those agreed to by the Selling Member.

(g) No Member shall be required to agree to any covenant not to compete with any party to any Tag-Along Transfer in connection with any such Tag-Along Transfer.

8.7 Drag-Along Rights.

(a) If at any time after the date hereof, the ABG Member (the “Transferring Member”) desires to Transfer in a bona fide arm’s-length sale to Persons who are not Affiliates of the ABG Member (for purposes of this Section 8.7, collectively, the “Proposed Transferee”) all of its Membership Interests in the Company, whether in a single transaction or in a series of related transactions, for consideration consisting solely of cash or Marketable Securities, then the Transferring Member shall have the right (the “Drag-Along Right”) to require all Members which are not Transferring Members (collectively, the “Other Members”) to sell to the Proposed Transferee their entire Membership Interests; provided, that the Transferring Member shall be entitled to exercise the Drag-Along Right only for so long as the ABG Member or one of its Affiliates continues to hold at least a plurality of the then-issued and outstanding Units, representing in the aggregate not less than fifty-one percent (51%) of the then-issued and outstanding Units. The sale price to be paid to each Member will be an amount equal to the amount that would be distributed to such Member assuming that the Company distributed the aggregate sales price for all of the Membership Interests, net of closing and transaction costs, escrows (provided, that any monies subsequently released from escrow will be paid to the Members if and when released) and other contingent payments, and closing adjustments (including payment of all indebtedness and liabilities), in accordance with Section 4.4 (the “Drag-Along Price”). The Transfer of Membership Interests in connection with the exercise of the Drag-Along Right is referred to herein as a “Covered Transfer.”

(b) To exercise the Drag-Along Right, the Transferring Member shall give the Other Members a Notice, delivered not less than thirty (30) days prior to the consummation of the proposed Covered Transfer, containing (i) the name and address of the Proposed Transferee, (ii) the terms and conditions of the proposed Covered Transfer, including the date on or about which such sale is anticipated to be consummated and the Membership Interests are to be Transferred, and (iii) the Drag-Along Price (based on a reasonable estimate of transaction costs, escrows and closing adjustments) and including a description of any non-cash consideration in sufficient detail to permit the valuation thereof, other terms and conditions of payment (or the basis for determining the purchase price and other terms and conditions) and any other material terms of the proposed Covered Transfer.

(c) In connection with a Covered Transfer, the Other Members shall, if requested by the Proposed Transferee, promptly execute, deliver and perform agreements with the Proposed Transferee relating to the sale containing terms that are consistent in all material respects with those contained in the agreements to be executed, delivered and performed by the Transferring Members; provided, that no Other Member shall be required to agree to any restrictive covenant in connection with any Covered Transfer (including any covenant not to solicit or hire customers, employees or suppliers of the Company); provided, further, that any Other Member shall be required to agree to customary non-solicitation agreements to the extent reasonably requested by the Proposed Transferee and to the extent any such non-solicitation agreement is not on terms that are less favorable than those agreed to by the Transferring Member. No other Member shall be required to agree to any covenant not to compete with any party to a Covered Transfer in connection with any such Covered Transfer.

(d) No Member shall be required to make individual representations and warranties in connection with the exercise of a Drag-Along Right other than customary representations and warranties, on a several and not joint basis, including regarding the power and authority of such Member to engage in the Transfer, the receipt of appropriate corporate or similar authorizations, the absence of any consents or approvals applicable to such Member (other than those which have been obtained), and that such Member has good and marketable title to its Membership Interests, free and clear of all liens, claims and other encumbrances. Any liability or indemnification provisions regarding the Covered Transfer shall be borne on a pro rata basis as between the Transferring Members and the ABG Member.

(e) At the closing of any Covered Transfer, (i) each Member shall deliver, free and clear of all liens, all of its entire Membership Interest and shall receive in exchange therefor the same form of consideration for its Units of such class or series as is received by other holders in respect of their Units of such same class or series of and (ii) each holder of Units shall receive the same amount of consideration per Unit as is received by other holders in respect of their Units.

8.8 Violative Transfers. Any purported Transfer of a Membership Interest in violation of this Article VIII shall be void and ineffectual and shall not bind or be recognized by the Company or any other party. The purported transferee in any such Transfer shall have no right to vote or participate in the management of the Business, property and affairs of the Company or to exercise any rights of a Member.

8.9 Pledge. Notwithstanding any provision to the contrary in this Agreement, the Units issued hereunder to Vince are subject to that certain Pledge Agreement, dated concurrently herewith, between Vince and ABG Intermediate (the “Pledge Agreement”). The pledge of such Units shall not, except as otherwise provided in the Pledge Agreement, cause Vince to cease to be a member or to have the power to exercise any rights or powers of a member and, except as provided in the Pledge Agreement, ABG Intermediate shall not have any liability solely as a result of such pledge. Without limiting the foregoing, the right of ABG Intermediate to enforce its rights and remedies under the Pledge Agreement and any other collateral documentation referenced therein is hereby acknowledged and any such action properly taken in accordance with the terms thereof shall be valid and effective under this Agreement and any assignment, sale or other disposition of the Units by ABG Intermediate pursuant to any the Pledge Agreement and any other collateral documentation referenced therein in connection with the exercise of any rights and powers of ABG Intermediate shall be valid and effective for all purposes to transfer all right, title and interest of Vince hereunder to ABG Intermediate in accordance with the Pledge Agreement (and any other collateral documentation referenced therein) and applicable law (including, without limitation, the rights to participate in the management of the business and the business affairs of the Company, to share profits and losses, to receive distributions and to receive allocation of income, gain, loss, deduction, credit or similar items). Further, ABG Intermediate shall not be liable for the obligations of Vince to make contributions, if any.

8.10 Uncertificated Units. The Members and the Company reaffirm that as of the date of this Agreement the Units in the Company are uncertificated, and hereby agree that for so long as any pledge or hypothecation of any Units in the Company is in effect to secure the repayment of any indebtedness, liabilities and obligations of Vince, the Company shall not issue any certificate or other security evidencing the Units and shall not elect to have the Units constitute securities governed by Article 8 of the Uniform Commercial Code as in effect in any relevant jurisdiction.

8.11 Right of First Refusal. In the event that (i) the Manager proposes that the Company enter into a sale of all or substantially all of the Company’s assets (other than in connection with a Change of Control) or (ii) the ABG Member proposes to exercise its Drag-Along Right pursuant to Section 8.7, in each case, pursuant to a transaction or series of related transactions, for an aggregate purchase price that is equal to or less than $102,000,000 (a “ROFR Proposed Transaction”), then the Vince Member shall have the right, but not the obligation (the “Vince ROFR”), to purchase, all of such assets or equity interests, as applicable, pursuant to and in accordance with the following provisions of this Section 8.11. Notwithstanding the foregoing, the Vince ROFR may only be exercised by the Vince Member if and only if the Vince License Agreement has not expired or been terminated, and if the Vince License Agreement is in full force and effect, Vince is not then in breach of the Vince License Agreement to the extent such breach would give rise to the Company’s termination rights thereunder; provided, that to the extent Vince cures any such breach in accordance with the terms of the Vince License Agreement the foregoing limitation shall cease to apply.

(a) The Manager shall cause the ROFR Proposed Transaction and the material terms thereof to be reduced to writing and shall promptly notify the Vince Member of its desire to effect the ROFR Proposed Transaction and otherwise comply with the provisions of this Section 8.11 (such notice, the “ROFR Offer Notice”). The ROFR Offer Notice shall constitute an irrevocable offer to sell all of the assets or equity interests which are the subject of the ROFR Proposed Transaction (the “Offered Interests”) on the basis described below, at a purchase price equal to or greater than the price contained in, the ROFR Proposed Transaction. The ROFR Offer Notice shall be accompanied by true copies of any definitive documents (if any) underlying the ROFR Proposed Transaction (which shall identify the proposed buyer (the “Proposed Buyer”) with respect to which the Manager shall provide to the extent in the Manager’s possession, all materially relevant information reasonably requested by Vince).

(b) The Vince Member may elect, by written notice to the Manager, given within fifteen (15) days after receipt of the ROFR Offer Notice (the “Vince Acceptance Notice”), to purchase all of the Offered Interests (the “Option Period”) at the price and on the other terms set forth in the ROFR Offer Notice (other than de minimis modifications). The Vince Acceptance Notice shall constitute a valid, legally binding and enforceable agreement for the sale and purchase of the Offered Interests covered by the Vince Acceptance Notice.

(c) In the event that the price set forth in the ROFR Offer Notice is stated in consideration other than cash or cash equivalents, the Manager shall determine (in consultation with the Vince Member) the fair market value of such consideration, reasonably and in good faith, and the Vince Member may affect their purchase under this Section 8.11 by payment of such fair market value in cash or cash equivalents.

(d) In the event that the Vince Member does not elect to exercise the rights to purchase under this Section 8.11 all of the Offered Interests, the Company may sell the Offered Interests to the Proposed Buyer on the terms and conditions set forth in the ROFR Offer Notice. Promptly after the consummation of any such transaction, the Manager shall notify the Vince Member, of the consummation thereof and shall furnish such evidence of the completion and time of completion of the transaction and of the terms thereof as may reasonably be requested by the Vince Member. If any such sale of assets or equity interests to a Proposed Buyer is not consummated in accordance with the terms of the ROFR Proposed Transaction on or before ninety (90) calendar days after the latest of: (i) the expiration of the Option Period and (ii) the satisfaction of all governmental approval or filing requirements, the ROFR Proposed Transaction shall be deemed to lapse, and any transfer of assets or equity interests pursuant to such ROFR Proposed Transaction shall be in violation of the provisions of this Agreement unless the Manager sends a new ROFR Offer Notice and once again complies with the provisions of this Section 8.11 with respect to such ROFR Proposed Transaction.

ARTICLE IX

PRE-EMPTIVE RIGHTS

9.1 Preemptive Rights. Subject to Section 5.2, neither the Company nor any of its subsidiaries shall issue or sell any Units, or any options, warrants or other rights to acquire any Units, or any securities convertible into or exchangeable for, directly or indirectly, any Units or any debt securities of the Company or its subsidiaries (each an “Issuance” of “Subject Securities”), except in compliance with the provisions of this Section 9.1; provided, that if any Subject Securities include Units (or any options, warrants or other rights to acquire any Units, or any securities convertible into or exchangeable for, directly or indirectly, any Units) and any other equity or debt securities coupled as a unit, “Subject Securities” shall mean such unit of securities purchased together collectively and not such Units or securities individually.

(a) Participation Notice. Not fewer than ten (10) business days prior to the consummation of the Issuance, a written notice (the “Participation Notice”) shall be delivered by the Company to each holder of Units. The Participation Notice shall include:

(i) the principal terms of the proposed Issuance, including (i) the amount and kind of Subject Securities to be included in the Issuance, (ii) the number of Subject Securities proposed to be issued, (iii) the price per unit of the Subject Securities, (iv) the percentage of the Issuance equal to the number of Units held by such holder immediately prior to the Issuance divided by the aggregate number of Units outstanding immediately prior to the Issuance (the “Participation Portion”) and (v) the name and address of each Person to whom the Subject Securities are proposed to be issued (each a “Prospective Subscriber”); and

(ii) an offer by the Company to issue, at the option of each holder of Units to which a Participation Notice is required to be given, to such holder such portion of the Subject Securities to be included in the Issuance as may be requested by such holder (not to exceed such holder’s Participation Portion of the total amount of Subject Securities to be included in the Issuance), at the same price and otherwise on the same terms and conditions, with respect to each unit of Subject Securities issued to such holders of Units, as the Issuance to each of the Prospective Subscribers.

9.2 Participation Commitment. Each holder of Units desiring to accept the offer contained in the Participation Notice (each a “Participating Buyer”) shall send an irrevocable commitment (each a “Participation Commitment”) to the Company within five (5) Business Days after the delivery of the Participation Notice specifying the amount of Subject Securities (not to exceed such holder’s Participation Portion of the total amount of Subject Securities to be included in the Issuance) which such holder desires to be issued. Each Participating Member that elects to purchase one hundred percent (100%) of Participation Portion of the total amount of Subject Securities to be included in the Issuance (each, a “Fully Exercising Member”) may, in its Participation Commitment, elect to purchase or acquire, in addition to its Participation Portion, a portion of the Subject Securities, if any, for which other Members were entitled to subscribe but that are not subscribed for by such Member(s). The amount of such overallotment that each Fully Exercising Member shall be entitled to purchase shall be equal to the quotient determined by dividing (1) the total number of Units then held by such Fully Exercising Member by (2) the total number of Units then held by all Fully Exercising Members who wish to purchase such unsubscribed portion of the Subject Securities. Each holder of Units which does not accept such offer in accordance with this Section 9.2 shall be deemed to have waived all of such holder’s rights under this ARTICLE IX with respect to such Issuance, and the Company shall thereafter (except as provided in Section 9.3) be free to issue the Subject Securities in such Issuance to the Prospective Subscribers and any Participating Buyers, at a price not less than ninety-five percent (95%) of the price set forth in the Participation Notice and on other terms not materially more favorable in the aggregate to the Prospective Subscribers and the Participating Buyers than those set forth in the Participation Notice, without any further obligation to such non-accepting holders under this ARTICLE IX. If, prior to consummation, the terms of such proposed Issuance shall change with the result that the price shall be less than ninety-five percent (95%) of the price set forth in the Participation Notice or the other terms of the Issuance shall be materially more favorable to the Prospective Subscribers and the Participating Buyers than those set forth in the Participation Notice, or the number of Subject Securities proposed to be issued to the Prospective Subscribers increases by more than five percent (5%) of the number of Subject Securities set forth in the Participation Notice, it shall be necessary for a separate Participation Notice to be furnished, and the terms and provisions of this ARTICLE IX separately complied with, in order to consummate such Issuance pursuant to this ARTICLE IX.

9.3 Acceptance. The acceptance of each Participating Buyer shall be irrevocable except as hereinafter provided, and each such Participating Buyer shall be bound and obligated to acquire in the Issuance on the same terms and conditions, including price, as the Prospective Subscribers with respect to each unit of Subject Securities issued, such amount or proportion of Subject Securities as such Participating Buyer shall have specified in such Participating Buyer’s Participation Commitment.

9.4 Failure to Consummate. If at the end of the 180th day following the date of the delivery of the Participation Notice the Company has not completed the Issuance on the terms and conditions specified in such Participation Notice or as otherwise provided by Section 9.1(ii), each Participating Buyer shall be released from its obligations under such Participating Buyer’s Participation Commitment, the Participation Notice shall be null and void, and it shall be necessary for a separate Participation Notice to be furnished, and the terms and provisions of this ARTICLE IX separately complied with, in order to consummate any Issuance subject to this ARTICLE IX.

9.5 Cooperation. Each holder of Units in such holder’s capacity as a Participating Buyer shall take or cause to be taken all such reasonable actions as may be necessary or reasonably desirable in order expeditiously to consummate each Issuance pursuant to this ARTICLE IX and any related transactions, including executing, acknowledging and delivering consents, assignments, releases, waivers and other documents or instruments, filing applications, reports, returns, filings and other documents or instruments with governmental authorities, and otherwise cooperating with the Company, the Prospective Subscribers and the other Participating Buyers (if any). Without limiting the generality of the foregoing, each such Participating Buyer and holder of Units agrees to execute and deliver such subscription and other agreements specified by the Company to which the Prospective Subscriber will also be party.

9.6 Closing. The closing of an Issuance pursuant to this ARTICLE IX shall take place at such time and place as the Company shall specify by notice to each Participating Buyer. At the Closing of any Issuance under this ARTICLE IX, the Company shall deliver the documents or other instruments, if any, evidencing the Subject Securities to be issued to such Participating Buyer, free and clear of any liens or encumbrances, against delivery by such Participating Buyer of the applicable consideration.

9.7 Excluded Transactions. Notwithstanding the preceding provisions of this ARTICLE IX, the preceding provisions of this ARTICLE IX will not restrict or be applicable in the case of:

(a) the Issuance by the Company of Units on the date hereof;

(b) any Issuance of Membership Interests to any manager, officer or employee of, or consultant or adviser to, the Company or its direct or indirect subsidiaries in connection with a bona fide compensation arrangement; and

(c) any Issuance in connection with any Unit split, Unit dividend, Unit distribution, Unit combination, recapitalization or similar transaction of the Company or any of its subsidiaries.

9.8 Period. The foregoing provisions of this ARTICLE IX shall expire upon the consummation of a transaction pursuant to Section 8.7 or any event of dissolution pursuant to Section 10.8.

ARTICLE X

DISSOLUTION AND WINDING UP

10.1 Events of Dissolution. The Company shall be dissolved immediately upon the first to occur of the following events:

(a) the happening of any event of dissolution specified in the Certificate of Formation;

(b) the sale of all or of substantially all of the Company’s assets; and

(c) the entry of a decree of judicial dissolution pursuant to Section 18-802 of the Act; and

(d) the occurrence of any event which makes it unlawful for the Business of the Company to be continued.

10.2 Winding Up. Upon the dissolution of the Company, the Company shall engage in no further business other than that necessary to wind up the business and affairs of the Company. The Manager shall wind up the affairs of the Company in an orderly manner. The Manager shall give Notice of the commencement of winding up by mail to all known creditors and claimants against the Company whose addresses appear in the records of the Company. After paying or adequately providing for the payment of all known debts and liabilities of the Company (including all costs of dissolution) and all indebtedness to any Member, the remaining assets of the Company shall be distributed or applied to the Members in accordance with Section 4.4. A full accounting of the assets and liabilities of the Company shall be taken and a statement thereof shall be furnished to each Member promptly after the distribution of all of the assets of the Company.

10.3 Deficits. Each Member shall look solely to the assets of the Company for the return of his, her or its investment, and if the Company property remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return the investment of each Member, such Member shall have no recourse against any other Member for indemnification, contribution or reimbursement except as specifically provided in this Agreement.

ARTICLE XI

LIABILITY/INDEMNIFICATION

11.1 Liability.

(a) No Member, in its capacity as such, shall be personally liable for any debt, expense, obligation or liability of the Company, whether that liability or obligation arises in contract, tort or otherwise, except as otherwise provided in the Act or in this Agreement.

(b) No Member or Manager shall be liable, responsible or accountable, in damages or otherwise, to any Member or to the Company for any act or omission by such Member or Manager in good faith reliance on this provisions of this Agreement and the Act, except for any liability that results from such Member’s or Manager’s fraud, gross negligence or willful misconduct.

(c) Except as required by law and except for distributions made in clear and manifest accounting or similar error, no Member shall be obligated by this Agreement to return any distribution to the Company or pay the amount of any distribution for the account of the Company or to any creditor of the Company; provided, however, that if any court of competent jurisdiction holds that, notwithstanding this Agreement, any Member is obligated to return or pay any part of any distribution, such obligation shall bind such Member alone and not any other Member or any Manager.

11.2 Indemnification.

(a) Except as may be prohibited by applicable law, the Company shall indemnify and hold harmless each Member, Manager, and, to the extent applicable, Company officer, their respective partners, officers, directors, Affiliates, shareholders, managers, members and trustees and the partners, officers, directors, shareholders, managers, members and trustees of such parties, and any employee or agent of, or adviser to, each Member, Manager and officer, their respective Affiliates, and the Company Representative, in its capacity as such (such Persons, to the extent they are required to be indemnified hereunder, are herein collectively referred to as “Indemnified Parties”) from and against any and all losses, claims, demands, costs, damages, liabilities, expenses of any nature (including reasonable attorneys’ fees and expenses), judgments, fines, settlements and other amounts (collectively, the “Liabilities”) arising from, or related or incidental to, any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which such Indemnified Party may be involved, or threatened to be involved, as a party or otherwise, and arising out of or resulting from the initial offering of Membership Interests in the Company, any other offering of Membership Interests in the Company, or the business, operation, administration or termination of the Company, including (x) all activities to exploit, monetize and/or operate the assets of the Company and (y) Liabilities under federal or state securities Laws (and regardless of whether such Indemnified Party continues to be a Member, Manager and officer, any Affiliate of such, or a partner, officer, director, shareholder, trustee, employee or agent of, or adviser to, a Member, Manager and officer, or any of their respective Affiliates at the time any such Liabilities are paid or incurred); provided, that, such Indemnified Party (i) acted in good faith and in a manner it believed to be in, or not opposed to, the interests of the Company and (ii) with respect to any criminal proceeding, did not in good faith believe its conduct was unlawful; provided, however, that such Indemnified Party shall not be indemnified against any such Liabilities, (and the Indemnified Party shall repay all amounts previously advanced by the Company pursuant to and in accordance with Section 11.2(b)), that were caused by such Indemnified Party’s fraud, gross negligence or willful misconduct. Notwithstanding the foregoing, to the extent that an Indemnified Party has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in this Section 11.2, or in connection with any appeal therein, or in defense of any claim, issue or matter therein, the Company shall indemnify such Indemnified Party against the expenses, including attorneys’ and accountants’ fees and expenses, incurred by such Indemnified Party in connection therewith. The termination of any pending or threatened action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, in and of itself, create a presumption or otherwise constitute evidence that the Indemnified Party did not satisfy standards for indemnification set forth in this Section 11.2.

(b) Liabilities incurred by any Indemnified Party in defending any pending or threatened claim, demand, action, suit or proceeding shall, from time to time, be paid by the Company in advance of the final disposition or settlement of such claim, demand, action, suit or proceeding, to the extent the Company has the necessary cash available, upon receipt of an undertaking by or on behalf of the Indemnified Party to repay such amounts (or a proportionate share of such amounts determined in accordance with Section 11.2(c) if applicable) if it is ultimately determined that the Indemnified Party is not to be indemnified by the Company as provided in this Section 11.2.

(c) If for any reason (other than the fraud, gross negligence or willful misconduct of the Indemnified Party), the foregoing indemnification is unavailable to such Indemnified Party, then the Company shall contribute to the amount paid or payable by such Indemnified Party as a result of such Liabilities in such proportion as is appropriate to reflect not only the relative benefits received by the Company, on the one hand, and such Indemnified Party on the other hand, but also the relative fault of the Company and such Indemnified Party as well as any relevant equitable considerations.

(d) The indemnification (or contribution) and advancement of amounts provided pursuant to this Section 11.2 shall not be deemed exclusive of, but shall be in addition to, any other rights to which those Persons seeking indemnification (or contribution) or advancement of amounts may otherwise be entitled and shall continue as to any Indemnified Party notwithstanding the dissolution or other cessation to exist of such Indemnified Party or the withdrawal, adjudication of Bankruptcy or insolvency of such Indemnified Party, such Indemnified Party’s no longer serving in the capacity entitling it to indemnification under the provisions of this Section 11.2, or the termination of the Company.

(e) The Company shall purchase and maintain insurance on behalf of any of the Indemnified Parties, and such other Persons as the Manager shall determine against any Liabilities that may be asserted against or that may be incurred by such Persons arising out of or related to the initial offering of Membership Interests, any other offering of Membership Interests or other interests in the Company, and/or the business, operation, administration or termination of the Company, regardless of whether the Company would be required to indemnify any such Persons against such Liabilities under the provisions of this Agreement.

(f) The advancement, indemnity and contribution obligations of the Company under this Section 11.2 shall be in addition to any obligation which the Company may otherwise have, shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company and each of the Indemnified Parties and shall not be deemed to create any rights for the benefit of any other party. The provisions of this Section 11.2 shall survive any termination of this Agreement.

(g) The Company hereby acknowledges that each Indemnified Party that is (1) the Manager, a Member or any of their respective Affiliates (other than the Company and its subsidiaries) (collectively, the “Specified Entities”) or (2) an director, officer, manager, partner, employee or advisor of the Specified Entities (each of the Specified Entities and each such director, officer, manager, partner, employee or advisor, a “Specified Covered Person”), may have certain rights to indemnification, advancement of expenses and/or insurance provided by or on behalf of the Specified Entities. Notwithstanding anything to the contrary in this Agreement or otherwise: (i) the Company is the indemnitor of first resort (i.e., the Company’s obligations to each Specified Covered Person are primary and any obligation of Specified Entities to advance expenses or to provide indemnification for the same expenses or liabilities incurred by each Specified Covered Person are secondary), (ii) the Company will be required to advance the full amount of expenses incurred by each Specified Covered Person and will be liable for the full amount of all liabilities, expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by this Section 11.2(g) without regard to any rights each Specified Covered Person may have against any of the Specified Entities and (iii) the Company irrevocably waives, relinquishes and releases the Specified Entities from any and all claims against the Specified Entities for contribution, subrogation or any other recovery of any kind in respect thereof. Notwithstanding anything to the contrary in this Agreement or otherwise, no advancement or payment by the Specified Entities on behalf of a Specified Covered Person with respect to any claim for which such Specified Covered Person has sought indemnification or advancement of expenses from the Company will affect the foregoing and the Specified Entities will have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Specified Covered Person against the Company. Each Specified Entity is an express third party beneficiary of the terms of this Section 11.2(g).

ARTICLE XII

CONFIDENTIALITY

12.1 Proprietary Information. The Members each acknowledge and agree that it, he or she will receive and become aware of certain information which is proprietary to the Company, including prices, costs, personnel, knowledge, data and techniques, other non-public information concerning the business or finances of the Company, and other information the disclosure of which might harm or destroy the competitive advantage of the Company (all of the foregoing shall hereinafter be referred to as the “Proprietary Information”). Notwithstanding the foregoing, the Proprietary Information shall not include any information which (a) is generally known or becomes publicly available through no fault of a Person, or (b) is required to be disclosed in the context of any administrative or judicial proceeding.

12.2 Confidentiality. Subject to any obligation to comply with (a) any applicable Law, (b) any rule or regulation of any Governmental Body or securities exchange or (c) any subpoena or other legal process to make information available to the Persons entitled thereto, the Manager and the Members each agree that it shall not, directly or indirectly, during the period such Person owns or holds any interest in the Company or renders services to the Company (as the case may be) and for a period of eighteen (18) months thereafter, disclose any Proprietary Information to third Persons, copy or use any Proprietary Information, or publish any Proprietary Information, except for the purpose of fulfilling its, his or her obligations to the Company.

12.3 Equitable Relief. The Members each hereby acknowledge and agree that the breach by such Person of its covenants and obligations under this Article XII will cause irreparable harm and significant injury to the Company which could be difficult to limit or quantify. Accordingly, such Person agrees that the Company will have the right to seek an immediate injunction, specific performance or other equitable relief due to any such breach, without posting any bond therefor, in addition to any other remedies that may be available to the Company or the other Members at law or in equity.

ARTICLE XIII

SECURITIES LAWS AND INVESTMENT REPRESENTATIONS

13.1 Securities Laws. The initial sale of Membership Interests in the Company to the Members has not been qualified or registered under the securities Laws of any state, nor registered under the Securities Act of 1933, as amended, in reliance upon exemptions from the registration provisions of those Laws. In addition, no attempt has been made to qualify the offering and sale of Membership Interests to Members under any state’s “blue sky” Laws, also in reliance upon an exemption from the requirement that a permit for issuance of securities be procured.

13.2 Representations and Warranties. Each Member hereby represents and warrants (as to only such Member) to the other Members and the Company as follows:

(a) Authority to Contract. Such Member has the capacity and authority to enter into this Agreement without the joinder of any other Person. Such Member agrees that all undertakings and agreements herein shall be binding upon the Members hereto, their permitted successors and assigns.(b) Preexisting Relationship or Experience. Such Member is capable of evaluating the risks and merits of an investment in the Company and of protecting his, her or its own interests in connection with this investment. Such Member has been afforded ample opportunity to investigate the business of the Company, and its proposed Business, as well as to ask any questions of the Company or the Manager and has been satisfied with the responses to any such questions.

(c) High Risk Investment. Such Member understands that there is an extremely high degree of risk in this investment. Investment into this Company should not be purchased by any purchaser who cannot afford the loss of his, her or its entire investment. An investment in a Membership Interest is riskier than an investment in publicly traded securities of companies traded on exchanges or over-the-counter, mutual funds, certificates of deposit, municipal bonds, corporate bonds, government obligations or securities purchased in firmly underwritten offerings. Only those investors who can tolerate such risk should purchase the Membership Interest. Furthermore, the Company has negligible cash and is dependent upon proceeds of this offering to finance its business.

(d) Disclaimer Regarding Projections. Any financial projections and assumptions in the Company’s use of funds, or other materials, have been provided outside of this Agreement for illustrative purposes only and must not be relied upon. The projections reflect estimates of future operating results developed by the Company without independent evaluation or analysis, based on assumptions that may not occur and over which the Company has very little control. To the extent that the assumptions are inaccurate or incomplete, the financial condition of the Company may be adversely affected. There can be no assurance that any of the assumptions in the projections will be accurate. In the event that the assumptions are inaccurate or incomplete, the Company’s profitability would be materially affected. There can be no assurance that actual results will correspond with the financial projections. If the Company were unable to sell all of the Membership Interests, it is possible that the Company may not be able to meet its projections.

(e) No Advertising. Such Member has not seen, received, been presented with, or been solicited by any leaflet, public promotional meeting, article or any other form of advertising or general solicitation with respect to the sale of the Membership Interest.

(f) Investment Intent. Such Member is acquiring the Membership Interest for investment purposes for such Member’s own account and not with a view to or for sale in connection with any distribution of all or any part of the Membership Interest. No other Person will have any direct or indirect beneficial interest in or right to the Membership Interest.

(g) Accredited Investor. Such Member is an “accredited investor” as defined by Rule 501 under Regulation D of the Securities Act of 1933, as amended.

(h) Partnership Limitation. The principal purpose of his, her or its ownership arrangement is not to permit the Company to satisfy the 100 partner limitation set forth in Treasury Regulation Section 1.7704-1(h)(1)(ii).

ARTICLE XIV

POWER OF ATTORNEY

14.1 Appointment of Manager as Attorney-in-Fact.

(a) Subject to the restrictions set forth in this Agreement, each Member, by the execution of this Agreement, irrevocably constitutes and appoints the Manager its true and lawful attorney-in-fact with full power and authority in its name, place and stead to execute, acknowledge, deliver, swear to, file and record at the appropriate public offices the following documents as may be necessary or appropriate to carry out the provisions of this Agreement:

(i) all fictitious name certificates and all certificates and other instruments (including the Certificate of Formation and counterparts of this Agreement), and any amendment or restatement thereof, which the Manager deems appropriate to form, qualify or continue the Company as a limited liability company in the jurisdictions in which the Company may conduct business or in which such formation, qualification or continuation is, in the opinion of the Manager, necessary or desirable to protect the limited liability of the Members;

(ii) any Transfer pursuant to Section 8.7;

(iii) all amendments to the Certificate of Formation adopted in accordance with the terms hereof; and

(iv) all conveyances and other instruments which the Manager deems appropriate to reflect the dissolution and termination of the Company in accordance with the terms hereof;

provided, that with respect to the items listed in Section 14.1(a)(ii) and (iv), the foregoing appointment shall take effect upon the failure by any Member to execute and deliver the documents required in connection with Sections 14.1(a)(i)-(iv) within five (5) calendar days of the Manager’s request for the same.

(b) The foregoing appointment shall be deemed to be a power coupled with an interest, in recognition of the fact that each of the Members under this Agreement will be relying upon the power of the Manager to act as contemplated by this Agreement in any filing and other action by it on behalf of the Company, and shall survive the bankruptcy, death, adjudication of incompetence or insanity, or dissolution of any Member hereby giving such power and the transfer or assignment of all or any part of the Membership Interest of such Member; provided, however, that in the event of the Transfer by a Member of all of its Membership Interest, the foregoing power of attorney of a transferor Member shall survive such transfer only until such time as the transferee shall have been admitted to the Company as a Member or Assignee, as the case may be, and all required documents and instruments shall have been duly executed, filed and recorded to effect such substitution.

(c) For the avoidance of doubt, the foregoing authority of the Manager shall not apply with respect to any matter requiring the approval of one or more Members in accordance with this Agreement unless and until such approval is obtained.

ARTICLE XV

GENERAL PROVISIONS

15.1 Notices. Any Notice which may or must be given under this Agreement shall be addressed to a Member at the address set forth under such Member’s name in Exhibit A hereto, or, if such Notice is by means of e-mail, to the e-mail set forth under such Member’s name in Exhibit A hereto.

15.2 Entire Agreement; Amendment. This Agreement together with all Exhibits, Schedules attached hereto (which are incorporated herein by this reference) shall constitute the whole and entire agreement of the parties hereto with respect to the matters set forth herein and, subject to Section 5.2, shall not be modified or amended in any respect except by a written instrument signed by each of the Members and the Manager; provided, however, that in no event may any modification or amendment to this Agreement be made that would adversely affect the rights or obligations of the Vince Member in a manner that is materially disproportionate to the effect on all of the Members without the written consent of the Vince Member. Notwithstanding the foregoing, any amendment to Exhibit A or Schedule A to ensure that such Exhibit or Schedule accurately reflects Members of the Company and their respective Capital Contributions and ownership in the Company or officers of the Company, as applicable, shall not be deemed an amendment to this Agreement subject to the preceding sentence; provided, that (a) any change giving rise to the amendment to Exhibit A or Schedule A does not result from any breach of this Agreement and (b) the Manager notifies each Member of such amendment within three (3) Business Days thereof.

15.3 Choice of Law. THIS AGREEMENT AND THE OBLIGATIONS OF THE PARTIES, WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ANY CONFLICTS-OF-LAWS PROVISION THEREOF THAT WOULD OTHERWISE REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION AND REGARDLESS OF WHETHER THE LAWS OF THE STATE OF DELAWARE GOVERN THE PARTIES’ OTHER RIGHTS, REMEDIES, LIABILITIES, POWERS AND DUTIES, AND NOTWITHSTANDING THE FACT THAT ONE OR MORE COUNTERPARTS HEREOF MAY BE EXECUTED OUTSIDE OF THE STATE, OR ONE OR MORE OF THE OBLIGATIONS OF THE PARTIES HEREUNDER ARE TO BE PERFORMED OUTSIDE OF THE STATE.

15.4 Waiver of Jury Trial. THE PARTIES HERETO HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, WHETHER IN CONTRACT, TORT OR OTHERWISE, RELATING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

15.5 Jurisdiction. Each Member hereby consents to the exclusive jurisdiction of the state and federal courts sitting in Delaware. Each Member further agrees that personal jurisdiction over it may be effected by service of process by registered or certified mail addressed as provided in Section 15.1, and that when so made shall be as if served upon him or her personally within the State of Delaware.

15.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Members, permitted Assignees, and their respective legal representatives and successors.

15.7 Injunctive Relief; Specific Performance. The parties hereby agree and acknowledge that a breach of any material term, condition or provision of this Agreement that provides for an obligation other than the payment of money would result in severe and irreparable injury to the other party, which injury could not be adequately compensated by an award of money damages, and the parties therefore agree and acknowledge that they shall be entitled to seek injunctive relief in the event of any breach of any material term, condition or provision of this Agreement, or to enjoin or prevent such a breach, including without limitation an action for specific performance hereof, and the parties hereby irrevocably consent to the issuance of any such injunction. The parties further agree that no bond or surety shall be required in connection therewith.

15.8 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which shall constitute one instrument.

15.9 Number and Gender. The use of the neuter gender herein shall be deemed to include the feminine and masculine genders. The use of either the singular or the plural includes the other unless the context clearly requires otherwise.

15.10 Further Assurances. Each of the parties hereto shall timely execute and deliver any and all additional documents, instruments, notices, and other assurances, and shall do any and all acts and things reasonably necessary in connection with the performance of their obligations hereunder and to carry out the intent of the parties hereto.

15.11 Partition. Each party hereto irrevocably waives any right which it may have to maintain an action for partition with respect to property of the Company.

15.12 Titles and Headings. The Article, Section and Paragraph titles and headings contained in this Agreement are inserted only as matter of convenience and for ease of reference and in no way define, limit, extend or proscribe the scope of this Agreement or the intent or content of any provision hereof. All references to sections, articles, schedules or exhibits contained herein mean sections, articles, schedules or exhibits of this Agreement unless otherwise stated.

15.13 Validity and Severability. If any provision of this Agreement is held invalid or unenforceable, such decision shall not affect the validity or enforceability of any other provision of this Agreement, all of which other provisions shall remain in full force and effect.

15.14 Statutory References. Each reference in this Agreement to a particular statute or regulation, or a provision thereof, shall be deemed to refer to such statute or regulation, or provision thereof, or to any similar or superseding statute or regulation, or provision thereof, as is from time to time in effect.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Member and Manager

ABG INTERMEDIATE HOLDINGS 2 LLC, a Delaware limited liability company

By:	/s/ Jay Dubiner
Name: Jay Dubiner
Title: Chief Legal Officer

Signature Page – A&R Limited Liability Company Agreement for ABG-Vince LLC

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Member

VINCE, LLC, a Delaware limited liability company

By:	/s/ Jonathan Schwefel
Name:	Jonathan Schwefel
Title:	Chief Executive Officer

Signature Page – A&R Limited Liability Company Agreement for ABG-Vince LLC

EXHIBIT A

Members, Capital Contributions and Units

Members	Capital Contributions	Percentage Interest	Units
ABG Intermediate Holdings 2 LLC c/o Authentic Brands Group LLC 1411 Broadway, 21st Floor New York, NY 10018 Attention: Jay Dubiner Tel: (212) 760-2412	$ [•]	75%	750
Vince, LLC	[•]	25%	250

SCHEDULE A

Officers of the Company

Jamie Salter, Chairman and Chief Executive Officer

Nick Woodhouse, President & Chief Marketing Officer

Jay Dubiner, Chief Legal Officer

Kevin Clarke, Executive Vice Chairman